As filed with the Securities and Exchange Commission on October 4, 2002

Registration No. 333-90274

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM SB-2/A

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PELION SYSTEMS, INC.
(Name of Small Business Issuer in Its Charter)

Colorado (State of Other Jurisdiction of Incorporation or Organization)	7372 Primary Standard Industrial Classification Code Number	84-1357906 (I.R.S. Employer Identification Number

1455 Dixon Avenue, Suite 300
Lafayette, CO 80026
(720) 890-2800
(Address and Telephone Number of Principal Executive Offices)

1455 Dixon Avenue, Suite 300
Lafayette, CO 80026
(Address of Principal Place of Business)

Thomas Plunkett
Pelion Systems, Inc.
1455 Dixon Avenue, Suite 300
Lafayette, CO 80026
(720) 890-2800
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Rick Hauser, Esq. Gray, Plant, Mooty, Mooty & Bennett, P.A. 3400 City Center 33 South Sixth Street Minneapolis, MN 55402 (612) 335-7593	David H. Drennen, Esq. Neuman & Drennen, LLC 5350 South Roslyn Street Suite 400 Greenwood Village, CO 80111 (303) 221-4700

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(5)

Units (each Unit consists of one share of Common Stock and one Common Stock Purchase Warrant)	230,000	$6.00	$1,380,000	$126.96

Common Stock (included in Units)	230,000	—	—	—

Common Stock Purchase Warrants (included in Units)	230,000	—	—	—

Common Stock underlying Warrants(2)	230,000	$8.00	$1,840,000	$169.28

Unit Options to be sold to Underwriter	20,000	$.005	$100	$.01

Units (included in Unit Options)(3)	20,000	$9.90	$198,000	$18.22

Common Stock (included in Underwriter’s Units)(3)	20,000	—	—	—

Common Stock Purchase Warrants (included in Underwriter’s Units)	20,000	—	—	—

Common Stock underlying Warrants(4)	20,000	$8.00	$160,000	$14.72

Total			$3,578,100	$329.19

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2)	Issuable upon the exercise of the Common Stock Purchase Warrants.
(3)	Issuable upon the exercise of the Underwriter’s Unit Options.
(4)	Issuable upon the exercise of the Underwriter’s Unit Warrants.
(5) Previously paid in connection with the original filing of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2002

PELION SYSTEMS, INC.

200,000 units

(Each unit consists of one share of common stock and
one redeemable common stock purchase warrant)

This is a public offering of our securities. Our securities are being offered in units, with each unit consisting of one share of common stock and one redeemable common stock purchase warrant. The common stock and warrants will not trade as separate securities until 180 days after this offering unless the representative of the underwriters determines that separate trading should occur earlier. After 180 days the securities contained in the units will automatically trade separately and the units will no longer trade as a security.

Each warrant entitles its owner to purchase one share of stock for $8.00. You may exercise your warrants at any time during the period commencing on the closing date of this offering and ending on the fifth anniversary of the closing date unless we have redeemed them. We may redeem some or all of the outstanding warrants, at a redemption price of $.25 per warrant, at any time that the closing high bid price of our common stock has been at least $12.00 for 20 consecutive trading days and if our common stock is quoted on the Nasdaq Stock Market or is listed on the New York Stock Exchange or American Stock Exchange.

Prior to this offering, no public market has existed for our units, common stock or warrants. The initial public offering price for the units will be $6.00. See “Risk Factors” and “Underwriting.”

We have applied to list our units, common stock and the warrants on the OTC Bulletin Board under the symbols “        ,”“        ” and “        ,” respectively.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public	Underwriting Discount	Proceeds to Company

Per Unit	$6.00	$.60	$5.40

Total	$1,200,000	$120,000	$1,080,000

This investment involves a high degree of risk. You should purchase units only if you can afford a complete loss of your investment. The proceeds from this offering are expected to fund operations only until October 31, 2003. See “ Risk Factors” beginning on page 5 of this prospectus for a discussion of some of these risks.

We have granted the representative a 45-day option to acquire up to an additional 15% of the units (30,000) to cover over-allotments. Kashner Davidson Securities Corporation, as representative on behalf of the underwriters, expects to deliver our securities to purchasers on or about            , 2002.

Kashner Davidson Securities Corporation [Logo]	Bathgate Capital Partners LLC [Logo]

The date of this prospectus is            , 2002.

[Inside Cover of Prospectus]

NOTICE TO CALIFORNIA INVESTORS:

This offering was approved in California on the basis of a limited offering qualification. Therefore, in California, this offering is limited to “suitable investors” only. Suitable investors must meet the following standards: (1) a minimum net worth of at least $75,000 and minimum gross income of not less than $50,000 during the last tax year and will have (based on good faith estimate) minimum gross income of $50,000 during the current tax year, or (2) a liquid net worth of $150,000. In neither case shall the investment exceed ten percent (10%) of the net worth of the investor. Net worth shall be determined exclusive of home, home furnishings and automobile. Assets included in the computation of net worth shall be valued at not more than fair market value. A “small investor” who, including the instant offering, has not purchased more than $2,500 worth of the Company’s securities in the past twelve (12) months may also purchase the securities.

Any investor from California must complete and sign a subscription agreement representing conformity with the above-stated investor suitability requirements.

Upon effectiveness of the registration statement of which this prospectus is a part, Pelion will be subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, and it intends to furnish its shareholders with annual reports containing financial statements audited by independent certified public accountants, as well as quarterly financial information for each of the first three quarters of each fiscal year. Pelion will also file reports, proxy statements and other information with the Securities and Exchange Commission.

PROSPECTUS SUMMARY

Because this is a summary, this section does not contain all the information that may be important to you. You should read the entire prospectus before deciding to invest. Investment in our securities involves a high degree of risk. You should carefully review the information under the heading “Risk Factors.”

About Pelion Systems, Inc.

Founded in 1996, Pelion Systems provides software, consulting and related training, implementation and support services to help manufacturers improve their manufacturing processes and coordinate deliveries of raw materials from suppliers. Our solutions incorporate “lean” manufacturing practices, that is, practices that reduce raw material and work-in-process inventory levels; and that are “demand” based, meaning they are designed to respond to actual customer orders instead of relying on forecasts of customer needs. We assist clients by helping them redesign their factories to improve the flow of materials within a manufacturing facility and by helping them adopt other lean and demand-based manufacturing practices. Our software electronically connects clients to their suppliers to monitor levels of raw materials and to schedule their replenishment, and coordinates the flow of materials in the factory. By using our products and services, clients can manufacture goods in less time, with lower inventory levels and more efficient use of labor and facilities. In turn, they are able to respond more rapidly to changing requirements from their customers and gain the additional benefit of reduced working capital requirements for plant and inventory.

Our Collaborative Flow Manufacturing™ software suite helps clients automate lean and demand-based manufacturing practices. Our software is distinguishable from other software offerings focused at manufacturers in four primary ways:

•	Operates on actual current demand from customers rather than on long-range forecasting;

•
Focuses on coordinating the flow of materials within the factory, using manufacturing techniques designed to help eliminate bottlenecks in the production process and scheduling deliveries of raw materials when actually needed;

•	Augments, rather than replaces, the client’s existing manufacturing materials requirements (MRP) planning software systems, preserving investment in existing infrastructure; and

•	Requires no desktop software, simplifying access, implementation and maintenance, and minimizing the impact on existing information technology infrastructure.

Seven companies have purchased our software since we began offering it in 2001. Before 2001, we provided lean manufacturing consulting and educational services while we developed our software products. We have designed our current solutions to assist manufacturers in many industries including medical, electronics and high technology, automotive, consumer durables, heavy equipment, contract manufacturing and aerospace. Our customer base includes large, multinational enterprises such as Nissan, Kidde plc and Brooks Automation, all of whom have purchased our software, as well as small to mid-sized manufacturers. Some clients have used only our consulting services, while others have also purchased our software. We are now focusing on marketing a solution comprised of our software and related consulting services.

We were incorporated as a Colorado corporation in 1996. Our executive offices are located at 1455 Dixon Avenue, Suite 300, Lafayette, Colorado 80026. Our telephone number is (720) 890-2800.

The Offering

Securities offered	200,000 units consisting of one share of common stock and one redeemable common stock purchase warrant. The common stock and warrants will not trade separately until 180 days after the offering.

Description of warrants
The warrants will be exercisable at any time, until they expire on the fifth anniversary of the date of the prospectus. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. We may redeem some or all of the outstanding warrants on 45 days prior written notice at a redemption price of $0.25 per warrant, provided that the closing high bid price of our common stock has been $12.00 or more for at least 20 consecutive trading days within 10 days preceding the mailing of the notice of redemption and our common stock is quoted on the Nasdaq Stock Market or is listed on the New York Stock Exchange or American Stock Exchange.

Common stock outstanding:

Before the offering	242,599 shares as of October 1, 2002.

Shares issuable upon conversion of convertible promissory notes and related accrued interest	355,401 shares issuable at the time of this offering upon automatic conversion of principal and accrued interest due under convertible promissory notes outstanding as of October 1, 2002.

Shares issuable upon conversion of preferred stock	446,620 shares issuable at the time of this offering upon automatic conversion of preferred stock outstanding as of October 1, 2002.

Shares issuable upon exercise of warrants and options	199,306 shares issuable upon exercise of stock options and warrants outstanding as of October 1, 2002.

After the offering	1,244,620 shares, including automatic conversion of promissory notes, accrued interest and preferred stock outstanding as of October 1, 2002.

Unit warrants outstanding:

Before the offering	—

After the offering	200,000 warrants.

Shares underlying unit warrants, stock purchase warrants and warrant purchase options to be sold to the underwriter	40,000 shares.

Underwriters’ over-allotment option	We have granted the representative of the underwriters a 45-day option to acquire up to 15% of the units (30,000) to cover over-allotments.

Use of proceeds	We intend to use the net proceeds from this offering to pay outstanding obligations, and for sales and marketing, product development and working capital purposes. See “Use of Proceeds.”

Proposed OTC symbols

Summary Financial Information

The following table sets forth selected financial data concerning us and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and the notes included elsewhere in this prospectus. The Statement of Operations Data does not include deferred revenue of $437,120 as of June 30, 2002 and $134,575 as of December 31, 2001. You should refer to Note 1 of Notes to Financial Statements regarding our revenue recognition policies. The “As Adjusted” columns in the Balance Sheet Data reflect the net proceeds of this offering and the automatic conversion of convertible promissory notes into shares of our common stock at $2.975 per share ($857,421 principal amount) and $11.90 per share ($482,500 principal amount) at the time of the closing of this offering and assumes no exercise of any options or warrants, including the underwriters’ over-allotment option. It includes accrued interest under the convertible promissory notes through October 1, 2002 in the amount of $81,125. You should refer to Note 3 of Notes to Financial Statements for information about the convertible promissory notes.

	Six Months Ended June 30,		Year Ended December 31,
	2002	2001	2001	2000
Statements of Operations Data:
Revenues	$123,010	$235,349	$329,354	$87,632
Gross margin	75,935	147,386	175,053	50,779
Net income (loss)	(2,074,412)	(1,203,951)	(2,317,407)	(2,089,638)
Net income (loss) per common share	$(10.32)	$(6.73)	$(12.64)	$(12.32)
Weighted average number of shares outstanding	200,967	178,879	183,324	169,632

	June 30, 2002
	Actual	As Adjusted
Balance Sheet Data:
Current assets	$476,990	$1,340,990
Current liabilities	2,368,257	1,082,511
Working capital (deficit)	(1,891,267)	258,479
Total assets	873,531	1,737,531
Total liabilities	2,387,481	1,101,735
Stockholders’ equity (deficit)	$(1,513,950)	$635,796

The information in this prospectus gives a retroactive effect to a 17-for-1 reverse stock split of our common and preferred stock effected in June 2002.

RISK FACTORS

An investment in the units, common stock and warrants involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks were to materialize, our business, financial condition or results of operations could be materially adversely affected. Were that to occur, if our securities are traded in the future, the trading price of our securities could decline, and you could lose all or part of your investment. You should not purchase the units if you cannot afford the loss of your entire investment.

Our independent public accountants have indicated that we may not have sufficient cash to fund future losses from operations.    In the report issued by our public accountants accompanying our financial statements for the year ended December 31, 2001, they indicated substantial doubt about our ability to continue as a going concern. Their report notes that we have incurred significant and recurring losses from operations and our operations have used substantial amounts of cash. For the year ended December 31, 2001, our net loss was $2,317,407, our accumulated deficit was $5,035,709 and our stockholders’ deficit was $549,825. These losses are expected to continue and we will require additional capital to fund these operating losses. The availability of additional capital is uncertain. Our financial statements have been prepared assuming that we will continue as a going concern and may be of limited usefulness to an investor because they do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

If we are unable to obtain additional financing, we may have to reduce or cease operations.    Approximately $230,000 of the proceeds of this offering will be used to pay outstanding obligations and $150,000 to pay the expenses of this offering, in addition to underwriting discounts and expenses. Based on projected revenues, we believe the net proceeds of this offering will be sufficient to fund our operations through October 31, 2003. As a result, we will be required to fund operations and the payment of $362,029 in notes payable in November 2003 from sales of our products and services or obtain additional financing. For sales to be sufficient to fund our operations and these obligations, they will need to increase substantially over those for prior periods. However, the actual amount of funds that we will need will be determined by many factors, and we may need funds sooner than currently anticipated. We currently use approximately $155,000 per month to fund our operations. Of this amount, approximately $52,000 is needed to cover fixed expenses and the remainder is mainly for compensation. In the event revenues and funds raised in financing activities do not cover our monthly expenses, we would likely lay off employees, which would reduce our ability to sell and support our software products. There can be no assurance that our revenues will increase or, if needed, that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available when required or on acceptable terms, we may be forced to scale back or cease our operations, and even if we are able to continue our operations, our business may suffer.

We need to obtain additional financing which could result in further dilution to investors in this offering.    We expect to need additional equity financing to fund our operations after this offering is completed. Any additional financing, if available, may be available on terms less favorable than the terms of this offering. In this event, the additional financing would further dilute the investments of investors who purchase units in this offering. In addition, if we raise additional funds through the issuance of equity or equity-linked securities, the percentage ownership of our then shareholders would be reduced.

Our revenue is subject to significant fluctuations because of our limited number of customers and revenue recognition policies.    We have a limited number of customers. In 2001 three customers accounted for 57.6% of our recognized and deferred revenue. The gain or loss of a customer can make a significant difference in our annual revenues. Our revenue recognition policies result in a delay between the time we receive revenues from a sale of our software, support and services and the time we recognize the revenue in our financial statements. As of June 30, 2002, we had recognized only a portion of the revenue from the sale of software through June 30, 2002, because we just recently completed delivery of the modules comprising the software. We expect to recognize the deferred revenue related to these sales in the third quarter of 2002. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 of Notes to Financial Statements, for a discussion of our revenue recognition policy. Any future delays in the recognition of revenue may similarly cause significant variations in operating results in any particular quarter. In addition, a substantial portion of our operating expenses, particularly personnel and facilities costs, are relatively fixed in advance of any particular quarter. As a result of these factors, our operating results for a future quarter may be above or below the expectations of public market analysts and investors. Should our revenue and operating results fall below these expectations, the price of our common stock would be materially adversely affected.

We face intense competition for customers and this competition is likely to increase in the future, which could impair our ability to generate significant revenues.    We currently face intense competition for customers from other software providers and consultants, and we expect this competition to increase in the future. If we are unable to compete effectively with current or future competitors, our business will be adversely affected. Most of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients. Any of these factors could materially impair our ability to compete and adversely affect our revenue growth and operating performance.

Our failure to successfully introduce new or enhanced products and services may hinder growth of our business and our ability to increase our customer base.    The growth of our business will depend in part on our ability to introduce new or enhanced software and related services that appeal to our customers. For example, in June 2002 we completed the development of the modules to our software suite. We were unable to recognize revenue from the sale of our software suite until we completed the modules. Similarly, our failure or delay in developing new or enhanced products and services will likely impede market acceptance for our products and may result in lower than anticipated revenues.

Defects in our software or problems in the implementation of our software could lead to claims for damages by our clients, loss of revenue or delays in the market acceptance of our solutions.    Our software solutions are complex and are designed to be integrated with a number of third-party applications. We may license software components that contain undetected defects. While we endeavor to develop and test our software in accordance with proven, published best industry practices, it is probable that defects may arise when our software is integrated with a client’s existing software system. We use the “Rational™ Unified Process,” a software engineering process that provides a disciplined approach to assigning tasks and responsibilities within a development organization, in our software design. However, a variety of software errors are typically discovered during each release cycle. We discover and resolve software defects as early in the development process as practical. We modify our testing and quality control practices over time to provide focus on areas of the product that are new or innovative, or have been discovered to be problematic in prior releases. Even if no defects arise, we may also be unable to meet client expectations in implementing our solutions. These problems may result in claims for damages suffered by our clients, a loss of, or delays in, the market acceptance of our solutions, client dissatisfaction and lost revenues during the period required to correct these errors.

We derive substantially all of our revenue from sales of one product and related services and any adverse change in the sales of this product will adversely affect our business and financial condition.    We currently derive substantially all of our revenue from sales of one software product suite and related services. We expect to continue to focus on software sales as our primary line of business, and any factor adversely affecting the market for supply chain management software systems in general or our products in particular could adversely affect our results of operations. Our future financial performance will depend in large part on the successful development, introduction and customer acceptance of new and enhanced versions of our software products and on continued growth in the market for supply chain management software systems. If this market fails to grow or grows more slowly than we anticipate, our business will be materially adversely affected.

We have a limited number of customers, which makes it impossible to describe typical user results.    We have a small number of customers and we expect this to continue in the near term. In the twelve months ended December 31, 2001, three customers accounted for 57.6% of our recognized and deferred revenue. This limited number of users makes it impossible to describe typical user results. However, in this prospectus we do relate the results of some of our users to provide examples of the benefits of our products. These examples may not necessarily represent actual results of a larger pool of users.

Our sales process takes a long time and is expensive.    We are generally required to provide a significant level of education to our prospective customers about the use and benefits of our products. In addition, the implementation of our products involves a significant commitment of resources by our customers. We spend a significant amount of time screening, contacting and meeting with prospective clients. The length of time between the date of initial contact with a potential customer and execution of a software license agreement typically ranges from three to six months, and is subject to delays over which we have little or no control. Our implementation cycle could also be lengthened by increases in size and complexity of the proposed solution. Our long and costly sales process reduces the number of candidates we can pursue and increases our working capital requirements.

The loss of key personnel could adversely affect our ability to implement our business plan.    We depend to a significant extent on the continued services of David Gleditsch, our Chief Technology Officer, and Justin Griep, our Vice President of Product Development. We do not have employment agreements with any of our employees. Our business could be adversely affected if we are unable to retain or replace Messrs. Gleditsch or Griep. We do not have and do not plan to obtain life insurance on either of these employees.

We may not be able to hire or retain skilled employees, which could prevent us from effectively growing and operating our business.    Our business depends in part on our ability to attract, retain and motivate highly skilled employees, including personnel with experience in manufacturing consulting, sales and software development. Our success in increasing revenues depends on our ability to hire suitable employees. Competition for these employees is intense. Many other companies have substantially greater financial resources than we do to attract and retain qualified personnel from the limited pool of attractive candidates. We may be unable to retain our key managerial and technical employees and we may not be successful in attracting, assimilating and retaining other highly qualified managerial and technical personnel in the future. In addition, some people that we may attempt to hire could be subject to non-competition agreements which could impede our recruitment efforts. As a result, we cannot be sure that we will be able to hire and retain qualified personnel in the future, and this would limit our ability to successfully expand our business.

We have limited protection of our intellectual property and property rights.    We consider certain aspects of our intellectual property, software and documentation to be proprietary, and rely on a combination of contract, patent, copyright, trademark and trade secret laws and other measures to protect this information. However, we believe these measures afford only limited protection. We believe that the rapid pace of technological change in the software industry has made trade secret, patent and copyright protection less significant than factors such as:

•	Knowledge, ability and experience of our employees;

•	Frequent software product enhancements; and

•	Timeliness and quality of support service.

Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. The laws of some countries in which our software products may be licensed do not protect our software products and intellectual property rights to the same extent as the laws of the United States. Defending our intellectual property rights could be costly.

Our operating results may suffer if third parties claim that we have infringed their intellectual property rights.    Other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, may be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of our ability to operate our business. We maintain liablity insurance in the amount of $1,000,000.

Undesignated shares in our articles of incorporation could prevent or delay a change in control of us or otherwise negatively affect shareholders.    Our articles of incorporation currently authorize the board of directors, without shareholder approval, to issue up to 26,400,000 shares of capital stock, of which up to 10,900,000 shares are designated as preferred stock and up to 15,500,000 shares are designated as common stock. The board of directors may issue stock in one or more classes or series and with those provisions as it determines. The holders of our common stock do not have any preemptive rights. The issuance of stock with rights and preferences determined by the board of directors could make it more difficult for a third party to acquire us, dilute the stock ownership or adversely effect the rights of holders of our common stock, including voting rights.

We have arbitrarily determined the offering price for the units.    Prior to this offering there has been no public market for any of our securities. The offering price for the units has been arbitrarily determined by negotiations between the representative of the underwriters and us. In determining the offering price, we have considered such factors as our growth since incorporation, the industry in which we operate, recent corporate developments, our future prospects, our current financial condition, the general condition of the securities market at the time of this offering and the demand for securities of comparable companies. There can be no assurance that the offering price accurately reflects the value of the units, common stock or warrants or that investors will be able to sell these securities for at least the offering price or at any price at any time.

Management will have discretion over the use of a significant portion of the offering proceeds.    Although we have provided our intentions of how the net proceeds from this offering will be spent in the “Use of Proceeds” section of this prospectus, management will decide the specific uses for the proceeds. Our intentions may change, and management has reserved the right to reallocate the proceeds if an appropriate business opportunity arises. Even if the proceeds are spent in accordance with our current intentions, a substantial amount of the proceeds are earmarked for working capital purposes, which provides management with significant discretion over how the proceeds will be ultimately spent.

There has been no prior market for our securities and our securities may experience extreme price and volume fluctuations.    Prior to this offering, there has been no public market for our securities. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market might become. The market price of our units may decrease below the initial public offering price. In the past, some companies that have experienced volatility in the market price of their securities have been the subject of a securities class action litigation. If we are named as a defendent in a securities class action lawsuit, we will incur substantial costs and our management’s attention and resources will be diverted.

If we redeem the warrants purchased in this offering, the holders will lose their right to exercise the warrants and potentially realize additional gain on their investment.    The warrants purchased by investors in this offering as part of the units are subject to redemption by us at a price of $.25 per warrant on 45 days prior written notice. The warrants are only subject to redemption if the closing bid price of our common stock has been at least $12.00 per share for at least 20 consecutive trading days and our common stock is quoted on the Nasdaq Stock Market or is listed on the New York Stock Exchange or American Stock Exchange. If the warrants are redeemed, warrant holders will lose their right to exercise their warrants. In addition, a redemption could force the holders to:

•	Exercise the warrants at a time when it may be disadvantageous to do so;

•	Sell the warrants at the current market price when they might otherwise wish to hold the warrants; or

•	Accept the redemption price, which is likely to be less than the market value of the warrants at the time of the redemption.

Investors may be unable to exercise warrants if we fail to keep an effective registration statement in place.    We will attempt to maintain a current effective registration statement with the Securities and Exchange Commission for the shares of common stock issuable upon exercise of the warrants. If we are unable to maintain a current registration statement because the costs render it uneconomical, because the value of the shares of common stock underlying the warrants is less than the exercise price or any number of other reasons, the holders of the warrants will be unable to exercise them and the warrants may become valueless. We have undertaken to qualify or register the shares in the following states: California, Colorado, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Maryland, Massachusetts, New Jersey, New Mexico, New York, Nevada, North Carolina, Ohio, Pennsylvania, Texas and Virginia, however, registration or qualification in all of these states is not assured. Although the underwriters have agreed not to knowingly sell the warrants in any jurisdiction in which they are not registered or otherwise qualified, a purchaser may relocate to a jurisdiction in which the shares underlying the warrants are not registered or qualified. In addition, a purchaser of the warrants in the open market may reside in a jurisdiction in which the shares underlying the warrants are not registered or qualified. If we are unable or choose not to register or qualify or maintain the registration or qualification of the shares underlying the warrants for sale in all states in which the warrantholders reside, we would not permit the warrants held by warrantholders in states where we could not legally accept warrant exercises to be exercised and the holders would have no choice but to either sell the warrants or let them expire. If we decide to redeem the warrants, we will redeem warrants owned by residents of all states, including those where the shares underlying the warrants are not registered or qualified.

Concentration of ownership of our stock among our executive officers and directors may prevent new investors from influencing significant corporate decisions.    Upon completion of this offering, but assuming no exercise of the warrants which are included with the units, our executive officers and directors will, in the aggregate, beneficially own approximately 26% of our outstanding common stock. As a result, management will be able to exert influence over all matters requiring approval by our shareholders, including the election of the board of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control.

The application of the “penny stock” rules could adversely affect the market for our stock.    Federal securities laws require additional, significant disclosure for “penny stocks.” A penny stock is generally defined to be any equity security not listed on Nasdaq or a national securities exchange that has a market price of less than $5.00 per share. If the market price of our units, common stock or warrants falls below $5.00, that security will be deemed a penny stock and brokers recommending it to prospective buyers will be required to:

•
Deliver a lengthy disclosure statement about the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that the disclosure statement has been received by the buyer prior to any sale of the security;

•
Provide detailed written disclosure to buyers of current price quotations for the security, and of any sales commissions or other compensation payable to any broker, or any other related person, involved in the sale; and

•
Send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

So long as any of our securities are subject to the penny stock rules, a broker must make a special written determination that the security would be a suitable investment for the buyer (other than an established customer or “accredited investor”), and the broker must receive the buyer’s written agreement to purchase the security, as well as the buyer’s written acknowledgement that the suitability determination accurately reflects the buyer’s financial situation, investment experience and investment objectives. Accordingly, the penny stock rules would make it more difficult for brokers to sell our securities.

You will suffer immediate dilution of approximately 91%.    Some of our earlier investors paid substantially less for their shares of our common stock than the initial public offering price. In addition, our operating losses have caused our book value to be substantially less than our offering price. As a result, you will suffer immediate and substantial dilution of $5.47 per share in the net tangible book value of our common stock. To the extent outstanding options and warrants to purchase shares of common stock are exercised at less than our offering price, you will experience further dilution.

It will likely be difficult to establish or maintain a market for our securities on the over-the-counter electronic bulletin board, and this may affect your ability to sell our securities.    To the extent that brokerage firms act as market makers for our securities on the over-the-counter bulletin board, they may be a dominating influence in any market that might develop, and the degree of participation by these firms may significantly affect the price and liquidity of our securities. These firms may discontinue their market making activities at any time. The prices at which our securities are traded in the market will be determined by these firms and by the purchasers and sellers of our securities, but the prices may not necessarily relate to our assets, book value, results of operations or other established and quantifiable criteria of value. Securities quoted on the over-the-counter bulletin board are often thinly traded, highly volatile and not followed by analysts. Consequently, you may have difficulty reselling the securities that you purchase.

Future sales of our common stock after this offering could adversely affect our stock price. If our current shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock will likely decline. On October 1, 2002 and not including any shares sold in this offering, there were outstanding 242,599 shares of common stock, all of which are “restricted securities” under applicable securities laws. In addition, at the time of the closing of this offering, outstanding preferred stock and convertible promissory notes and related accrued interest as of October 1, 2002 will automatically convert into 802,021 additional shares of common stock, all of which will be restricted securities. As of the date of this prospectus,             of our outstanding shares, including those to be issued upon the automatic conversion of preferred stock and debt, will have holding periods of one year or more and may be able to be publicly sold in accordance with applicable securities laws. The holders of             shares of our common stock (including             shares issuable upon the conversion of preferred stock and convertible promissory notes on the date of this prospectus) have agreed to refrain from selling or otherwise disposing of their shares without the prior written consent of the underwriter for two years from the date of this prospectus, and the holders of             shares of our common stock (including             shares issuable upon the conversion of preferred stock and convertible promissory notes on the date of this prospectus) have agreed to refrain from selling or otherwise disposing of their shares without the prior written consent of the underwriter for one year from the date of this prospectus.

One person serves as our President, Chief Executive Officer and Chief Financial Officer.    Thomas Plunkett serves as our President, Chief Executive Officer and Chief Financial Officer. If Mr. Plunkett becomes unable or unwilling to serve in these capacities, Pelion may be unable to find a suitable person or persons to fill these functions in a timely manner and may suffer adverse consequences as a result of a lack of executive leadership.

We do not plan to pay dividends in the foreseeable future and, as a result, shareholders will likely need to sell our securities to realize any return on their investment.    We have not declared or paid any cash dividends on our common stock since our inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, if we ever do declare a dividend, holders of our preferred stock have a dividend preference over holders of our common stock. As a result, holders will likely need to sell their securities in order to realize a return on their investment, if any.

Outstanding options and warrants will likely dilute your investment.    As of October 1, 2002, we had outstanding options and warrants to purchase a total of 199,306 shares of common stock and we will issue options and warrants to the underwriter to purchase up to 40,000 shares of common stock. In addition, principal and related accrued interest under convertible promissory notes issued in 2002 and 2001 and outstanding on October 1, 2002 will automatically convert into 309,003 shares of our common stock at a price of $2.975 per share and 46,398 shares at $11.90 per share, respectively, at the time of the closing of this offering. The price that we may receive for our common stock upon the exercise of the options and warrants may be less than the value of, or market price (if any) for, our common stock at the time the options and warrants are exercised. While these options and warrants are outstanding, the holders are given, at little or no cost, the opportunity to profit from an increase, if any, in the value of, or market price (if any) for, our common stock without assuming the risk of ownership. So long as the options and warrants remain unexercised, the terms under which we could obtain additional equity capital may be adversely affected. The holders of the options and warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by the outstanding options and warrants. To the extent that any of these options or warrants are exercised, the interests of our shareholders will be diluted proportionately.

Warrants and options sold to the representative of the underwriters may be additional compensation.    We have agreed to sell to the representative of the underwriters, for nominal consideration, options to purchase 20,000 units, at an exercise price of $9.90 per unit. We have agreed to register, at our expense, under the Securities Act of 1933, as amended, and applicable state securities acts, the shares of common stock and the warrants contained in the units, and the shares of common stock issuable upon the exercise of the warrants contained in the units. The unit options and any profits realized by the representative of the underwriters on the sale of the shares, the warrants, and/or the shares underlying the warrants could be considered additional underwriting compensation. For the life of the unit options, the holders are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the unit options and the value of, or market price (if any) for the units, the common stock and the warrants.

DIVIDENDS

We have never paid any dividends on our common stock and we do anticipate paying dividends in the foreseeable future. Instead, we intend to apply any earnings to the development and expansion of our business. Future payments of dividends will depend upon our financial condition, results of operations and capital commitments as well as other factors deemed relevant by our board of directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us in our industry. When used in this prospectus, the words “expects,” “anticipates,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus.

These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds, assuming an offering price of $6.00 per unit and after deducting the underwriting discount and estimated offering expenses, will be approximately $864,000, or $1,020,600 if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds from this offering as follows:

	Amount Allocated	Percentage of Net Proceeds
Current liabilities	$230,000	27%
Sales and marketing	300,000	35%
Product development	100,000	11%
Working capital purposes	234,000	27%

	$864,000	100%

We had current liabilities of $1,082,511 at June 30, 2002, after adjustment to reflect the conversion of the principal and interest on outstanding notes that will be automatically converted into equity upon the sale of the units offered by this prospectus. This included accounts payable and accrued expenses of $598,775, consisting of $70,000 which is included in the cost of this offering and will be paid out of the gross proceeds of the offering; $155,645 related to amounts due for services and deferred payroll which will not be paid out of the proceeds of this offering; $42,365 of accrued vacation which will not be paid out of the proceeds of this offering; and $330,715, consisting of $280,776 of accounts payable and $49,939 of accrued expenses, $230,000 of which is to be paid out of the proceeds of this offering and the balance from collections of outstanding accounts receivable. The balance of current liabilities at June 30, 2002 consisted of $437,120 for deferred revenues which will not be paid out of the proceeds of this offering; $35,000 principal amount, together with accrued interest of $5,797, owed to an officer which will not to be paid out of the proceeds of this offering; and $5,879 for maturities of capital leases which are to be paid out of accounts receivable.

Sales and marketing includes hiring additional sales personnel, and retaining firms to provide telemarketing and public relations services.

Product development involves completing the next release of our current software and research and development of future software products.

Working capital may be used for general corporate purposes to operate, manage and maintain current and proposed operations, including wages and salaries, professional fees, operating expenses, rent and other administrative costs.

We anticipate that the net proceeds from the sale of the units, but not including the exercise of any of the warrants, together with collections from operations (estimated to be at least $2,100,000 during the 16 months ending October 31, 2003), will be adequate to finance our planned operations through October 31, 2003. During the six months ended June 30, 2002, collections from operations totaled $179,868 and our accounts receivable at June 30, 2002 were $363,696. There can be no assurance that sales of our products and services will be sufficient to cover our projected collections during the 16 months ending October 31, 2003. In the event that collections are less than projected, we could be required to reduce our level of operations and raise substantial additional capital from the sale of our securities to sustain operations. There can be no assurance that we would be able to raise any additional capital.

If the underwriter’s over-allotment option is exercised in full, we will receive an additional $156,000 of net proceeds. If all of the warrants sold to investors in this offering are exercised, we will receive $1,600,000, or $1,840,000 if the underwriters’ over-allotment option is exercised in full. We will use these additional proceeds, if any, for general corporate purposes, including working capital.

The amounts identified above represent our best estimates of how we will allocate the net proceeds of this offering, based on present business operations and prevailing economic and industry conditions. We reserve the right to change our projected use of proceeds to respond to changes in circumstances or in our plans, or to take advantage of new business opportunities. If an appropriate opportunity to acquire a related product line arises, we reserve the right to devote a portion of the proceeds from this offering for that purpose.

Until utilized, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit or insured bank accounts.

CAPITALIZATION

The following table sets forth our liabilities and shareholders’ equity as of June 30, 2002, and as adjusted for the sale of the 200,000 units offered, the application of the net proceeds of the offering and the conversion, at the time of the sale of the units in this offering, of $1,471,712 of principal and accrued interest of convertible promissory notes and preferred stock convertible into 446,620 shares of common stock at October 1, 2002.

	Actual	As Adjusted for Sale of Units and Conversion of Securities(1)(2)(3)
Short-term liabilities	$2,368,257	$1,082,511
Long-term liabilities(4)	19,224	19,224
Stockholders’ equity:
Preferred stock, no par value 10,900,000 shares authorized;
Series A, 27,915 shares issued and outstanding	71,195	—
Series B, 148,226 shares issued and outstanding	705,676	—
Series C, 112,331 shares issued and outstanding	830,996	—
Series D, 70,852 shares issued and outstanding	1,358,342	—
Series E, 87,296 shares issued and outstanding	1,006,896	—
Common stock, no par value 15,500,00 shares authorized; 208,993 issued and outstanding; 1,198,597, as adjusted for conversion and sale of units	726,456	7,035,273
Additional paid-in-capital	896,610	896,610
Accumulated deficit(5)	(7,110,121)	(7,296,087)
Total stockholders’ equity (deficit)	$(1,513,950)	$635,796

(1)	Does not include 199,306 shares issuable upon exercise of currently exercisable options and warrants outstanding as of October 1, 2002.
(2)
Does not include: (i) 20,000 shares of common stock and 20,000 warrants contained in units issuable upon exercise of unit options to be sold to the underwriter; (ii) up to 230,000 unit warrants being sold in this offering; or (iii) 30,000 shares of common stock and 30,000 warrants issuable upon exercise of the underwriters’ over-allotment option.

(3)
Reflects: (i) 355,401 shares issuable upon automatic conversion of $1,471,712 of principal and accrued interest under convertible promissory notes outstanding as of October 1, 2002 and (ii) 446,620 shares issuable upon automatic conversion of outstanding shares of preferred stock.

(4)	Does not include $275,000 of additional debt issued after June 30, 2002, which is due November 1, 2003.
(5)	Reflects expensing of unamortized discount of $135,470 as of June 30, 2002, related to conversion of convertible promissory notes.

DILUTION

Our net tangible book value at June 30, 2002, was $(1,732,303), or approximately $(8.29) per share. “Net tangible book value” represents our tangible assets (total assets less intangible assets) less all liabilities, excluding contingent liabilities.

After giving affect to the sale by us of 200,000 units, at an offering price of $6.00 per unit and the receipt of the net proceeds, and assuming the conversion of $1,471,712 of principal and accrued interest under convertible promissory notes and the conversion of outstanding preferred stock as of October 1, 2002, but assuming no exercise of the warrants attached to the units and without giving effect to any other changes since June 30, 2002, our adjusted net tangible book value at June 30, 2002 would have been $635,796, or approximately $0.53 per share. This represents an immediate increase in the net tangible book value of approximately $8.82 per share to current holders of our common stock, and an immediate dilution of approximately $5.47 per share to new investors, or 91% of the offering price.

If the over-allotment option is exercised in full, the net tangible book value after the offering would be approximately $0.64 per share, resulting in dilution of approximately $5.36 per share to new investors, or 89% of the offering price.

Dilution per share is determined by subtracting net tangible book value per share after the offering from the offering price as illustrated by the following tables. The first table shows the effect on the net tangible book value per share of our common stock of the automatic conversion of the outstanding preferred stock and convertible promissory notes and accrued interest on the date of this prospectus:

Net tangible book value per share at June 30, 2002	$(8.29)
Increase attributable to conversion	7.98

Net tangible book value per share	$(.31)

The following table shows the effect of the offering on the tangible book value per share of our common stock, assuming the prior conversion of our preferred stock and convertible promissory notes:

Offering price per unit		$6.00
Net tangible book value per share at June 30, 2002	$(.31)
Increase attributable to offering	.84

Net tangible book value per share after offering		0.53

Dilution to new investors		$5.47

Subsequent to June 30, 2002, 30,782 options for the purchase of common stock were exercised and 2,824 shares of common stock were granted for services provided after June 30, 2002. The effect of these transactions, assuming those transactions had occurred prior to June 30, 2002, would have decreased dilution to new investors to $5.42 per share.

The following tables set forth, as of June 30, 2002, the difference between our existing shareholders and the new investors in this offering, comparing the number of shares of common stock purchased from us, the total consideration paid and the average consideration paid per share.

	Shares of Common Stock Purchased	Percentage of Outstanding Stock After Offering	Total Consideration Paid	Percent of Consideration	Average Price Per Share
Existing Shareholders	208,993	17.3%	$145,288	2.0%	$0.70
Converting Investors	802,021	66.2%	5,748,640	81.0%	$7.22
New Investors	200,000	16.5%	1,200,000	17.0%	$6.00

Total	1,211,014	100.0%	$7,093,928	100.0%

The discussion above assumes: (i) no exercise of outstanding options and warrants, including the representative of the underwriters’ warrants and options; (ii) no exercise of the underwriters’ over-allotment option; (iii) conversion of outstanding shares of preferred stock into 446,620 shares of common stock; (iv) conversion of principal and accrued interest under promissory notes outstanding as of June 30, 2002 into 342,984 shares of common stock; and (v) conversion of interest accrued on notes from July 1, 2002 to October 1, 2002 into 12,417 shares of common stock. The issuance of shares upon the exercise of options and warrants may result in additional dilution to shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our software and related training, implementation and support services help manufacturers improve their manufacturing processes and coordinate deliveries of raw materials from suppliers. Our solutions incorporate “lean” manufacturing practices of reducing raw material and work-in-process inventory levels and are “demand” based, meaning they are designed to respond to actual customer orders instead of relying on forecasts of customer needs. We assist clients in redesigning the factory floor to improve the flow of materials within a manufacturing facility and by helping them adopt other lean and demand-based manufacturing practices. Our software electronically connects clients to their customers and suppliers to monitor orders, calculate raw material requirements and their replenishment, and coordinate the flow of materials in the factory. By using our products and services, clients can manufacture goods in less time, with lower inventory levels and more efficient use of labor and facilities. In turn, they are able to respond more rapidly to changing requirements from their customers and gain the additional benefit of reduced working capital requirements for plant and inventory.

Seven companies have purchased our software since we began offering it in 2001. Before 2001, we provided lean manufacturing consulting and educational services while we developed our software products. Our current solutions are designed to assist manufacturers in many industries including medical, electronics and high technology, automotive, consumer durables, heavy equipment, contract manufacturing and aerospace. Our customer base includes large, multinational enterprises such as Nissan, Kidde plc and Brooks Automation, as well as small to mid-sized manufacturers. Some clients have used only our consulting services, while others have also purchased our software. Our business strategy now focuses on marketing a solution comprised of our software and related consulting services.

Liquidity and Capital Resources

For the years ended December 31, 2001 and 2000 and the six months ended June 30, 2002 and 2001, we had net losses of $2,317,407, $2,089,638, $2,074,412 and $1,203,951, respectively. The net loss for the six months ended June 30, 2002, included non-cash expenses of $756,788 relating to discounts on notes issued during the period. Revenues through December 31, 2001 were from sales of lean manufacturing consulting and educational services. During fiscal 2001, we began shipping software to our customers. We have funded our operations and development of software primarily through the sale of convertible preferred stock and debt. Our future viability depends on successfully raising additional debt and equity capital, increasing revenues from the sale of our software and consulting services and ultimately achieving profitable operations. If we are successful in completing a public offering of a minimum of $500,000 by December 31, 2002, all outstanding preferred stock and convertible debt, along with related accrued interest, will automatically convert into our common stock. There can be no assurances that any of these initiatives will be successful. If we are unsuccessful, it will affect our ability to continue operations as a going concern. The financial statements do not include adjustments that might result from the outcome of these uncertainties.

Current assets at June 30, 2002 totaled $476,990, including cash and cash equivalents of $18,570, trade receivables of $363,696, pre-paid expenses of $38,675 and deferred expenses relating to this offering of $82,898. Current liabilities at June 30, 2002 totaled $2,368,257, including $87,029 which has been converted to long-term promissory notes due November 1, 2003 and $1,285,741 of principal and interest on outstanding convertible notes that will automatically be converted to equity upon the successful completion of the sale of the units offered by this prospectus. At June 30, 2002, we had negative working capital of ($1,891,267). Adjusted to reflect the sale of the units offered by this prospectus and the automatic conversion of the notes and related accrued interest, our working capital at June 30, 2002 would have been a positive $258,479.

At June 30, 2002, our current liabilities, less the principal and interest on the convertible notes, totaled $1,082,511, including $598,775 of accounts payable and accrued expenses; $437,120 for deferred revenues which will not require the use of our cash; $35,000 of principal owed to an officer which has been converted to a long-term promissory note, together with accrued interest of $5,797; and $5,879 for maturities of capital leases which are to be paid from revenues. Accounts payable and accrued expenses include $70,000 which is included in expenses of this offering; $155,695 which is due for services rendered and deferred payroll, $71,546 of which has been paid, $46,232 converted to long-term promissory notes, and $37,917 which has been waived; $42,365 of accrued vacation which will be paid from working capital in the normal course of business as employees take their allotted vacation or earlier, in the event that employment is terminated prior to the use of all accrued vacation; and $330,715, consisting of $280,776 of accounts payable and $49,939 of accrued expenses, $230,000 of which is to be paid out of the proceeds of this offering.

Since June 30, 2002, we have raised $52,329 in connection with the exercise of outstanding stock options and $275,000 through the issuance of promissory notes bearing interest at 6% per annum, payable on November 1, 2003. Three-year warrants representing the right to purchase 11,649 shares of our common stock at $5.90 per share were issued in part consideration for the notes.

During September 2002, we reduced compensation for some of our employees in connection with which we agreed to pay them performance bonuses based upon cash collections from accounts receivable. We also eliminated monthly consulting services to be paid to two directors in consideration for similar performance bonuses. No bonuses will be paid under the plan until our cash collections from accounts receivable average at least $450,000 per quarter. As a result of these reductions, our average monthly expenses before bonuses will be approximately $155,000 or $465,000 per quarter until our revenues exceed an average of $450,000 per quarter, at which time they will increase to the extent of bonuses paid in accordance with the collections bonus program and for sales commissions paid in connection with the sale of our products and services. These expenses consist primarily of payroll and payroll-related services (approximately 60%); sales and marketing (approximately 13%); contract services related to software development (approximately 10%); rent (approximately 6%); utilities (approximately 5%); public company costs (approximately 4%); and leased equipment (approximately 2%). Commitments and contingencies under current operating leases, including rent expense, are $152,400 for fiscal 2002 and $146,393 for fiscal 2003. We estimate that collections from sales of our products and services will be at least $2,100,000 during the 16 months ending October 31, 2003. These projected collections, which include approximately $792,721 to be collected from existing customers, are substantially greater than our rate of collections during the first six months of fiscal 2002 which totaled only $179,868. We have established sales quotas for each of our sales representatives based upon industry standards. Our estimated collections through October 31, 2003, assumes that our sales representatives achieve approximately 45% of their sales quotas. The collection estimates do not assume any sales of our products by our distribution partners or sales of multiple or corporate licenses to companies with multiple manufacturing facilities. While beginning in May 2002, we significantly increased our marketing and sales activities, including the addition of two sales people, the retention of a lead generation firm and enhancements to our web site, there can be no assurance that we will be successful in achieving projected collections.

Based on estimated expenses and collections, we believe that the proceeds of this offering will fund our operations through October 31, 2003. However, since both the timing and amount of our actual collections could vary significantly from our estimates, the actual amount of capital we will need to raise to fund our operations could vary significantly from our projections. In addition, unless our revenues increase significantly, we will need to raise additional capital before November 1, 2003 to pay outstanding notes payable as of October 1, 2002 of approximately $362,029. There is no assurance that if we need to raise additional capital through the sale of our securities, that additional financing will be available on favorable terms or at all. In its report accompanying the audited financial statements, our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our cash and cash equivalents in aggregate decreased $5,301 and $282,885 for the six months ended June 30, 2002 and for the year ended December 31, 2001, respectively. As of June 30, 2002, working capital was a negative ($1,891,267), a decrease of $1,027,564 from working capital as of December 31, 2001. As of December 31, 2001, working capital was a negative ($863,703), a decrease of $1,123,307 from working capital as of December 31, 2000. The decreases in cash and working capital were primarily due to net operating losses during the six months ended June 30, 2002 and year ended December 31, 2001, of $1,244,033 and $2,295,297, respectively, offset, in part, by the sale of senior securities totaling $989,500 in fiscal 2001 and $938,568 in the six months ended June 30, 2002. During the six months ended June 30 2002, our accounts receivable increased $261,619. Of this increase, $178,000 was related to invoices issued near the end of the quarter and $84,000 related to a customer to whom we gave extended payment terms. As of the date of this prospectus, the customer has paid all but $5,000 of the account payable. The average days outstanding of accounts receivable was 11 and 42 (excluding the effect of the extended terms granted to one customer) at December 31, 2001 and June 30, 2002, respectively. The average days outstanding at December 31, 2001 was abnormally low as approximately 95% of the receivables outstanding at December 31, 2001, were issued in the last week of December. We anticipate that the average days outstanding for our accounts receivable will normally be between 45-50 days. Deferred revenue increased $302,545 and associated deferred cost of sales associated with this revenue increased $56,049 during the 2002 six-month period due to software sales that were invoiced during this period but not recognized in accordance with our software revenue recognition policies. Accounts payable and accrued expenses increased $275,403 during the six-month period due to offering costs associated with this offering of approximately $83,000; legal and accounting fees associated with audits and convertible note financing of approximately $43,000; accrued interest on convertible notes of approximately $68,000; deferred payroll of approximately $52,000; and expenses associated with the increase in sales and marketing activities of approximately $29,000.

Cash used in operations was $1,628,093 and $2,029,077 in fiscal 2001 and 2000, respectively. The cash used by operations in fiscal 2001 resulted primarily from a loss of $2,317,407, offset by stock based compensation of $196,424, depreciation and amortization of $89,108, an increase in accounts payable and accrued expenses of $307,592 and an increase in deferred revenue of $107,460. The cash used by operations in fiscal 2000 resulted primarily from a net operating loss of $2,089,638 and an increase in trade receivables of $104,535 and an increase in prepaid expenses of $104,970, offset by stock based compensation of $171,880 and depreciation of $56,023. Cash used in operations for the periods ended June 30, 2002 and 2001 was $817,271 and $1,061,587, respectively. The cash used in operations for each period is primarily due to the net operating losses. Net operating losses for the year ended December 31, 2001 were negatively affected by the transition from services sales (education and consulting) to software sales with supporting services. This caused a decline in revenue in the last two quarters of the year compared to the first two quarters, which contributed to an increase in operating loss in the second half of the year. However, taking into account deferred revenue of software invoiced in the fourth quarter of the year, the decrease as it impacted cash and liquidity was limited to the third quarter. Given the overall poor economic conditions that existed during 2001, we concentrated on decreasing expenses where possible without adversely impacting the operations of the business. During 2001 there was a steady downward trend in level of expenses, mostly attributable to the areas of professional fees and consulting, research and development expenses and a significant decrease in the rent expenses due to a reduction in the number of square feet leased. During this time period, our head count remained flat at about 14 people, although through attrition and replacement of people we expanded our capabilities in software sales and professional services. Marketing and sales expenses were increased during the first six months of fiscal 2002 by hiring additional sales personnel and increasing general marketing and specific lead generation activities. Also, during the second quarter of the year, legal and accounting expenses were increased to prepare for this offering. Recognized revenue was lower in this period, although our cash flow improved as a result of an increase in booked orders, several of which resulted in deferred revenue.

Cash used in investing activities was $153,571 and $177,389 in fiscal 2001 and 2000, respectively. Investing activities consist primarily of the purchases of property and equipment and purchases and capitalization of software. In the years ended December 31, 2001 and 2000, cash used in investing activities was primarily related to the purchase of $162,331 and $148,738, respectively, in capital equipment and software. Cash used in investing activities for the six-month periods ended June 30, 2002 and 2001 was $58,315 and $43,315, respectively, which was related primarily to the purchase of capital equipment and software in the normal course of business.

Cash provided by financing activities was $1,498,939 and $1,522,300 in fiscal 2001 and 2000, respectively. Cash provided by financing activities during fiscal 2001 consists primarily of the net proceeds of $957,397, $482,500 and $119,245 from our sales of preferred stock, convertible promissory notes and proceeds from the exercise of stock options, respectively. Cash provided by financing activities in 2000 primarily consisted of proceeds from the sale of preferred stock (net of issuing costs) totaling $1,511,095. Cash provided by financing activities was $870,287 and $837,666 in the six-month periods ended June 30, 2002 and 2001, respectively. Cash provided by financing activities in the June 30, 2002 period consists primarily of proceeds from the issuance of $892,436 of convertible promissory notes and the issuance of $49,500 of preferred stock. Cash provided by financing activities in the June 30, 2001 period consists primarily of the proceeds from the issuance of preferred stock, exercise of stock options and proceeds from short-term loans that have since been paid.

Results of Operations

Six Months Ended June 30, 2002 and 2001.

The following table includes the consolidated statements of operations data for the six months ended June 30, 2002 and 2001, expressed as a percentage of revenue:

	Six Months Ended June 30,
	2002	2001
Revenue
Software sales	54.6%	—
Consulting and educational services	36.4%	100.0%
Maintenance revenue	9.0%	—
Total Revenue:	100.0%	100.0%
Cost of Sales
Software sales	8.4%	—
Consulting and educational services	77.7%	37.4%
Maintenance revenue	59.6%	—
Total Cost of Sales:	38.3%	37.4%
Operating Expenses
Sales and marketing	268.5%	159.2%
Research and development	175.5%	118.3%
Operations	203.8%	100.7%
General and administrative	285.7%	156.7%
Non-cash stock compensation expense	139.6%	40.2%
Total Operating Expenses:	1,073.1%	575.1%
(Loss) income from operations	1,011.3%	(512.5)%
Other income (expense)—net	(675.0%)	0.9%
(Loss) income before income taxes	(1,686.4%)	(511.6)%
Provision (benefit) for income taxes	—	—
Net (loss) income	(1,686.4%)	(511.6)%

Revenue.    Total revenue decreased 47.7%, or $112,339, for the period ended June 30, 2002 as compared to the same period of the prior year. In the period ended June 30, 2001, 100% of our revenue was derived from sales of education and consulting services. The decrease for the period ended June 30, 2002 is a result of the implementation of our business strategy to primarily sell education and consulting services bundled with our new software products. Although we received purchase orders for our software products and delivered software and services against those orders in the period ended June 30, 2002, in excess of our recorded revenue, we did not recognize all of these amounts, as $302,545 was included in deferred revenue in the period, in accordance with the revenue recognition rules for software products.

As of June 30, 2002, we had $592,600 of purchase orders received that had not yet been recorded as revenue, of which $437,120 has been recorded as deferred revenue. Revenues related to these orders are expected to be recognized over the next 3 to 30 months.

Cost of Sales.    Cost of sales consist primarily of personnel costs and travel expenses. For the period ended June 30, 2002 the cost of sales was $47,075 or 38% of revenue as compared to $87,963 or

37% for the period ended June 30, 2001. Cost of sales associated with consulting and educational services as a percentage of consulting sales increased from 37% for the June 2001 period to 78% for the June 2002 period. This increase reflects higher costs associated with the introduction of consulting services offered in connection with our software products. We anticipate that this percentage will be approximately 50% in future periods. Cost of sales associated with software sales as a percentage of software sales was 8.4%. This percentage is expected to remain fairly constant in future periods. Cost of sales associated with maintenance revenue as a percentage of maintenance sales was 59.6%. We expect this percentage to decrease in future periods and to average between 40% and 50% as we gain experience with how our software is used and eliminate bugs in the software.

Sales and Marketing.    Sales and marketing expense consist primarily of personnel costs, sales commissions, travel expense, promotional events such as trade shows and technical conferences and lead generation programs. Sales and marketing expense decreased $44,388 or 12% for the period ended June 30, 2002 as compared to the same period of the prior year. This reduction in expenses resulted primarily from lower commissions paid of approximately $16,000 and a reduction in travel expense of approximately $28,000 as the result of employing more remote web-based customer presentations and software demonstrations.

We expect sales and marketing expense to increase in fiscal 2002 and remain the same or decrease as a percentage of total revenue as our revenue grows. See “Forward-Looking Statements.”

General and Administrative.    General and administrative expenses include personnel and other costs of our legal, finance, accounting, operations and information systems functions. General and administrative expenses decreased 5%, or $17,342 in the six months ended June 30, 2002 as compared to the prior period. The decrease in the first six months of 2002 as compared to the first six months of 2001 is primarily due to subleasing unneeded office space to a third party.

Operations.    Operations expenses include personnel costs related to the development and management of processes, schedules and support documents used in the delivery of our software and services products. Operations expenses also include personnel costs, related product testing, product requirements definition, management of customer feedback and the costs associated with maintaining our data center. Operations expenses increased by $13,719 or 6% in the period ending June 30, 2002 as compared to the same period in 2001. The increases are due to the increase in personnel and related expenses to support the current and anticipated growth in number of customers.

Stock-Based Compensation.    For the periods ended June 30, 2002 and 2001, we recognized non-cash stock compensation of $171,720 and $94,694, respectively. These non-cash expenses were primarily associated with stock options that were issued below the market value of the underlying stock and stock options that were issued to non-employees.

Research and Development.    Costs incurred prior to reaching technological feasibility are expensed as research and development costs. Research and development expenses include expenses associated with the development of new software products and quality assurance activities. Such costs are primarily from personnel and third party contractors. During the six months ended June 30, 2002 and 2001, we recorded $215,892 and $278,493 of research and development expenses. This was a decrease of $62,601 or 22%. The primary reason for this decrease is that during the first six months of 2001, we were working on completing the initial 1.0 release of our flow manufacturing software. The size and amount of the requirements necessary to accomplish this were greater than the needs to support and maintain the software and provide incremental releases and new modules that occurred during the first six months of 2002. Due to the use of some level of contract labor to develop software, we are able to increase or decrease the level of software development expenditure based on customer demands and software development requirements. We record capitalized software development costs for costs incurred subsequent to technological feasibility and prior to sales of the product to the general public. The amounts capitalized as software costs during the six months ended June 30, 2002 and 2001 were $32,075 and $21,986, respectively.

Other Income (Expense).    Other income (expense) includes interest income from cash and cash equivalents and interest expense from borrowings, non-cash discounts from the issuance of convertible debt and other gains or losses. Other income (expense) increased to ($830,379) in the six months ended June 30, 2002 as compared to $2,217 in the same period of the prior year. This significant increase relates to amortization of the non-cash discount incurred from the issuance of convertible debt in the amount of $756,788. The majority of this expense was due to convertible debt which generated proceeds of $857,421 and is being amortized over the life of the notes. During the six months ended June 30, 2002, we recorded $727,435 of interest expense related to the amortization of the discount on these notes. The remaining unamortized discount of $129,971 will be amortized through March 22, 2003.

Net Loss.    We reported a net loss of $2,074,412 and $1,203,951 for the periods ended June 30, 2002 and 2001, respectively. The major difference in net losses for the periods is attributable to the non-cash discount on notes interest expense of $756,788. Net operating losses for the two periods were similar with $1,244,033 for the period ending June 30, 2002 and $1,206,168 for the period ending June 30, 2001. Reductions in operating expenses for the period ended June 30, 2002 as compared to June 30, 2001 were offset primarily by a reduction in recognized revenue and an increase in non-cash stock compensation expense.

Twelve Months Ended December 31, 2000 and 2001.

The following table includes the consolidated statements of operations data for the twelve months ended December 31, 2001 and 2000, expressed as a percentage of revenue:

	Year Ended December 31,
	2001	2000
Revenue
Software sales	—	—
Consulting and educational services	100.0%	100.0%
Maintenance revenue	—	—
Total Revenue:	100.0%	100.0%
Cost of Sales and Operating Expenses
Cost of services	46.8%	42.1%
Sales and marketing	199.9%	637.9%
Research and development	139.2%	667.4%
Operations	135.5%	193.0%
General and administrative	215.8%	774.0%
Non-cash stock compensation expense	59.6%	196.1%
Total Cost of Sales and Operating Expenses:	796.9%	2,510.6%
(Loss) income from operations	(696.9%)	(2,410.5%)
Other income—net	(6.7%)	26.0%
Net (loss) income	(703.6%)	(2,384.6%)

Revenue.    In 2001 and 2000 we only provided consulting services. Revenue is recognized as the services are performed. Total revenue increased 275.8%, or $241,722 for the year ended December 31, 2001. The increase in fiscal 2001 revenue primarily resulted from increased demand and market acceptance for our services. For the year 2000, Honeywell and Alcoa accounted for 26.6% and 22.9% of our revenue, respectively. In 2001, Nissan Forklift accounted for 19.4%, C&D Aerospace 20.3% and Lam Research 18.3% of total revenues.

Cost of Sales.    Cost of sales as a percentage of related revenue was 46.8% in fiscal 2001 and 42.1% in fiscal 2000. Cost of sales increased 318.7%, or $117,448, in fiscal 2001. The increase in cost of sales during fiscal 2001 was attributable to adding the personnel necessary to support the growth in revenue.

Sales and Marketing.    Sales and marketing expense as a percentage of total revenue was 199.9% in fiscal 2001 and 637.9% in fiscal 2000. Sales and marketing expense increased 17.8%, or $99,527, in fiscal 2001. The increase in fiscal 2001 was due to an increase in sales personnel to support revenue growth.

General and Administrative.    General and administrative expenses increased 4.8%, or $32,394, in fiscal 2001 as compared to the prior period.

Operations.    Operations expenses increased by $277,285 in 2001 as compared to 2000. The increase was due to the increase in personnel and related expenses to support Pelion’s growth.

Stock-Based Compensation.    For the periods ended December 31, 2001 and December 31, 2000, we recognized non-cash stock compensation of $196,424 and $171,880, respectively. These non-cash expenses were primarily associated with stock options that were issued below market value.

Research and Development.    During the twelve months ended December 31, 2000 and 2001, we incurred $458,301 and $584,877 of research and development expenses. We capitalized the cost of producing software incurred subsequent to establishing technological feasibility and prior to the first sale of the software. During fiscal 2001, we capitalized $141,338 of software development costs.

The decrease in product development expenses as a percentage of total revenue from 2000 to 2001 reflects our ability to leverage resources over a larger revenue base. We expect to continue to expend significant resources on product development in future periods.

Other Income (Expense).    Other income (expense) includes interest income from cash and cash equivalents and interest expense from borrowings, non-cash discounts from the issuance of convertible debt and other gains or losses. Other income decreased to ($22,110) in fiscal 2001 from $22,759 in fiscal 2000. This decrease relates primarily to increased borrowings in the period and the amortization of non-cash discount incurred from the issuance of convertible debt.

Net Loss.    We reported a net loss of $2,317,407 and $2,089,638 for the twelve months ended December 31, 2001 and 2000, respectively. The increase in net loss in fiscal 2001 compared to fiscal 2000 is primarily due to an increase in personnel to support our growth and the release of our software products, to non-cash stock compensation expense incurred in 2001 and to increased interest and non-cash discount expenses primarily due to the conversion feature of our convertible promissory notes and the value of warrants issued with the convertible promissory notes.

Significant Accounting Policies

Software Development Costs.    We capitalize costs of producing software to be sold, leased or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards No. 86.

Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed three years. In addition, we periodically compare the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess is charged to operations.

Costs incurred in researching, designing and planning for the development of new software are classified as research and development expenses and are charged to operations as incurred.

Revenue Recognition.    Revenue from the sale of our proprietary software is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, “Software Revenue Recognition,” as modified by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 101, “Revenue Recognition.” Under Statement of Position 97-2, for software sales agreements requiring multiple deliverables from us, revenue is allocated to each deliverable, including post contract support, based on vendor specific objective evidence (“VSOE”) of fair value. The allocated revenue from the sale of our software is then recognized when the software is delivered and we have substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by us. The allocated revenue from post contract support is recognized ratably over the contractual period or as the services are performed. As VSOE of fair value had not been established as of June 30, 2002, we have begun recording revenue related to our software, ratably over the contractual period. Given the fact that amounts have been invoiced for software and services provided to customers in excess of the amount of revenue recognized due to SOP 97-2 as of June 30, 2002 and December 31, 2001, we have amounts of $437,120 and $134,575 of deferred revenue.

Costs for maintenance and customer support are charged to expenses when the related revenue is recognized.

Consulting and service revenues are recognized along with associated expenses as services are performed.

Impairment of Long-Lived Assets.    We assess impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: (1) goodwill and intangible assets with indefinite lives will no longer be amortized; (2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and (3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. We do not believe that the adoption of these statements will have a material effect on our financial position, results of operations, or cash flows.

In June 2001, the FASB also approved for issuance SFAS 143 “Asset Retirement Obligations.” SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including: (1) the timing of the liability recognition; (2) initial measurement of the liability; (3) allocation of asset retirement cost to expense; (4) subsequent measurement of the liability; and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. We will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. We do not believe that the adoption of this statement will have a material effect on our financial position, results of operations or cash flow.

In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. We do not believe that the adoption of this statement will have a material effect on our financial position, results of operations or cash flow.

In April 2002, the FASB also approved SFAS 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB 13, and Technical Corrections. This statement clarifies, updates and simplifies existing accounting pronouncements related to gain and losses on extinguishments of debt and lease modifications, among other items. We do not believe that the adoption of this statement will have a material effect on our financial position, results of operations or cash flow.

In July 2002, the FASB issued Statements of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by SFAS 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operations, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on Pelion’s financial position or results of its operations.

BUSINESS

Company History

Pelion was incorporated as a Colorado corporation in 1996. From 1996 through 1999, we developed our core software application architecture, which allowed disparate software systems to work together more effectively. Starting in early 2000, we developed and implemented the first version of the current product offering, our Collaborative Flow Manufacturing™ software suite, based on this application architecture. In 2001 we began offering lean manufacturing-based consulting and training services to businesses. Later in 2001, we deployed the first releases of our software.

We designed our consulting and educational seminars to introduce our clients to lean manufacturing practices so they could begin to achieve the benefits of these practices by understanding how to improve the flow of materials on the factory floor and better coordinate the timing of when materials are delivered and used in the manufacturing process. These capabilities allow a manufacturer to increase its responsiveness to customer requirements while simultaneously reducing working capital requirements by reducing raw materials, work in process and finished goods inventory. In addition, our educational services provided early access to potential customers who were interested in lean automation and who could help us define requirements for our software product suite.

In November 2001, we hired David Gleditsch as Chief Technology Officer and Executive Vice President of Operations. Prior to joining Pelion, Mr. Gleditsch was the Vice President of Manufacturing Technology at American Standard Companies Inc. and was responsible for implementing lean manufacturing processes at approximately 85 factories around the world. American Standard’s lean flow initiatives are recognized as being a critical component of both its revenue and net income growth over the past decade. In late 2001 and early 2002, our marketing and sales efforts were expanded to include the sale and installation of our software which automates many of the complex tasks and calculations involved in implementing lean manufacturing practices. In addition, we refocused our educational and training services to support our new product offering. In July 2002, we released Version 2.0, our most recent version of our software suite.

Implementing lean and demand-based manufacturing practices involves redesigning a factory’s physical layout to improve efficiency and introducing “just-in-time,” “Kanban” and other manufacturing methodologies based on filling actual customer orders rather than using long range forecasts to schedule and coordinate raw material procurement and manufacturing. Just-in-time manufacturing minimizes inventory levels by scheduling material deliveries to arrive just prior to when they are needed on the factory floor. Kanban is a material replenishment methodology, first employed by Japanese manufacturers, that uses a visual or electronic indicator to signal the presence of an empty or low material stocking bin, or the needed movement of an assembly to a predetermined position on the factory floor. Together, lean and demand-based principles, also commonly referred to as “lean flow” or “demand flow” manufacturing, are practices designed to eliminate unproductive activity and unnecessary raw materials or work in process from the factory floor. By reducing the time it takes to manufacture products, or the “production cycle time,” the factory can respond more quickly to changes in demand, allowing it to provide better customer service and reduce inventory carrying costs.

Our software is based on just-in-time, Kanban, and other lean and demand-based manufacturing practices. It is designed to integrate with, rather than replace, a client’s existing supply chain management and manufacturing resource planning software, which is used to manage the exchange of information between suppliers, manufacturers, distributors and retailers, who comprise the “supply chain.” We believe our software suite is distinguishable from software of other companies that are focused at manufacturers in four primary ways:

•	Implements manufacturing principles based on actual current demand from customers rather than on a long range forecast to schedule and coordinate raw material procurement and manufacturing;

•
Focuses on coordinating the flow of materials within the factory, using lean manufacturing practices designed to help eliminate bottlenecks in the manufacturing process and scheduling deliveries of raw materials to production stations when actually needed;

•	Augments rather than replaces existing manufacturing materials requirements planning (MRP) systems which preserves existing investments; and

•	Requires no desktop software, simplifying access, implementation and maintenance, and minimizing the impact on the client’s information technology infrastructure.

Our business model is currently focused on marketing our current software products and developing complementary products. We continue to provide consulting and implementation and training services, but primarily to support our software.

Product Overview

Competition, volatile markets and rapid new product introduction cycles are forcing manufacturers to become more flexible in response to changes in demand while, at the same time, becoming more cost efficient to compete in a global marketplace. Our software solutions help manufacturers improve their financial performance by reducing the production cycle time, reducing inventories, improving customer response time and improving manufacturing efficiencies. Our products are designed to accomplish this by incorporating just-in-time, Kanban and lean manufacturing methodologies into an application software platform that manages the exchange of information in the supply chain. Our software is designed to allow manufacturers to benefit from their lean manufacturing initiatives.

Our software provides a combination of benefits for manufacturers:

•	Allows real and measurable financial gains to be achieved quickly.

•	Institutionalizes lean manufacturing practices into factory processes.

•	Provides a platform for continued manufacturing improvements over time.

•	Improves communication between the manufacturer and its suppliers.

Our first customer, Nissan Forklift, had an objective of reducing manufacturing cycle time from 15 days to 7 days to improve its ability to respond to customer orders. Our professional services people, together with factory personnel, gathered pertinent data, including process and assembly times for each manufacturing operation, yield and scrap rate data and definition of the precise steps used to build the product. Armed with the pertinent factory data, our Collaborative Flow Manufacturing software utilized proprietary and non-proprietary algorithms to analyze the design of the factory layout, identify bottlenecks, resource allocation imbalances and unproductive process steps and redesign the factory layout to eliminate those problems and optimize factory efficiency.

In combination with the factory redesign, key material data, including standard material costs, bills of material, material usage history and manufacturing lead times, was electronically transferred from the existing manufacturing management software and input to the Kanban management module of our Collaborative Flow Manufacturing software. Our software then analyzed this data to determine the ideal quantity of each component that should be in inventory based on historical and projected demand and calculated the appropriate amount to be stored in each Kanban location. Nissan Forklift materials management personnel now receive automatic signals when raw material needs to be restocked, improving the efficiency of material and production control personnel and avoiding unexpected component shortages that can interrupt production. Our software also identifies for factory personnel when there are excessive inventories of raw materials allowing Nissan Forklift to reduce delivery quantities or delay delivery dates.

In four months, utilizing our software and professional services, Nissan Forklift eliminated eight days in its manufacturing cycle time, out of a total of 15 days. Besides meeting its production cycle time objective, Nissan Forklift improved its customer response goals. As a result of this reduction in production cycle time, Nissan Forklift now requires less lead time for customer orders, carries less finished goods inventory and can more readily adapt to order changes. Nissan Forklift reported inventory reductions of approximately $4.7 million, direct labor savings of 20% and a reduction in floor space requirements of 30,000 square feet. These cost savings were sufficient to pay for our software in four months. Our software continues to analyze Nissan Forklift’s resource requirements on a daily basis, as customer demand for various models of forklifts changes, to define the proper allocation of resources and maintain the shorter production cycle time.

We have incorporated the best manufacturing methodologies from just-in-time, Kanban, and other lean manufacturing practices in our Collaborative Flow Manufacturing suite of software. Our software is offered in three configurations (combinations of modules) which have been bundled to meet the specific needs of each customer and are supplied with a baseline level of professional services. Additional services can be purchased as required.

Industry Background

A supply chain generally consists of suppliers, manufacturers, distributors and retailers. Supply chain management consists of practices, methodologies and software that help improve the flow of information and coordinate and schedule the deliveries of materials between entities in the supply chain.

Traditionally, supply chain management solution providers have focused on improving manufacturers’ performance by providing enhanced demand forecasting tools and more efficient customer and supplier communication tools. While forecasting methodologies have improved, they are inherently flawed because they are limited to estimating or predicting what the demand for goods will be in a future period. In contrast, our products are designed to respond to actual customer demand rather than forecasted demand by eliminating unproductive activity in the factory and shortening the time it takes to produce goods.

Global competition, short product life cycles and more demanding customers are forcing businesses to be more responsive to changing demands while still meeting quality and costs objectives. Manufacturers seeking to achieve the highest level of customer service are moving away from forecast-based manufacturing practices to ones driven by customer demand.

The supply chain management market consists of five major segments: supply chain planning; supply chain execution; e-commerce; procurement; and product life cycle management. We compete in the supply chain execution segment of the market, which is estimated by Lehman Brothers in its June 28, 2001 research report, Understanding Supply Chain Management Software, to be the fastest growing segment of the market over the next four years, growing at a 43% compounded annual growth rate, and to represent 31% of a $45 billion market in 2005. Supply chain management software sales are estimated to represent 36% of all business application revenue in 2005 according to Lehman Brothers.

Projected Supply Chain Market Segmentation in 2005—$45 Billion Total Market

Source: Patrick D. Walraven & Malcolm R. Shu, Lehman Brothers, Understanding Supply Chain Management
Software 10 (June 28, 2001).

The Pelion Solution

We develop, market and support supply chain execution software that is designed to integrate easily with most commercially available manufacturing software packages, so that it is not necessary to replace or modify a client’s existing supply chain software platform. Our software focuses on improving the operating performance of a manufacturer’s factory and then connecting the factory to the manufacturer’s suppliers. Using our software products, manufacturers can significantly reduce production cycle time, thereby providing the capability to respond more quickly to changing customer demand.

Our solutions focus on:

•	Simplifying and reducing cost of software by including only the most important features.

•	Demonstrating the cost savings which may be achieved by using our software and related services.

•	Providing for easy integration of our software with manufacturing software systems already in use to eliminate redundant functionality or the need to replace existing systems.

•	Providing an easy to learn and use interface to allow our customers to benefit quickly from our software.

•	Providing a software platform which may be expanded to accommodate additional process software tools as customers progress with their lean manufacturing initiatives.

Our solutions are designed to work effectively across a broad array of manufacturing sectors including consumer goods, aerospace, electronics, medical products, automotive and industrial products. Our professional services group tailors software implementations to meet the specific needs and objectives of the customer.

Strategy

Our objective is to strengthen and expand our position to become a premier supplier of demand based supply chain execution software. The key elements of our strategy are as follows:

•
Leverage Each Factory Installation to Increase Market Reach.    By delivering demonstrable success at a factory site, we believe we will gain access to affiliated factory sites and suppliers by referral, thereby significantly increasing our qualified sales prospect list with each successful installation.

•
Provide High Quality Professional Services Directly and Through Third Party Relationships.    We have built a team of highly qualified lean and demand-based manufacturing practices experts to deliver consulting services to support our software. We believe we will need to establish third party relationships with several high quality manufacturing consulting firms to support future revenue growth.

•
Leverage Manufacturing Best Practices to Drive Product Enhancement and New Product Development.    Our manufacturing technology expertise has helped in the development of our supply chain execution software tools. We will continue to enhance our software product suite by incorporating current and future manufacturing best practices.

Products

Our Collaborative Flow Manufacturing product suite incorporates sophisticated algorithms, or detailed sequences of actions to perform tasks, to determine the optimal factory layout design and material delivery scheduling. The suite is offered in three configurations that enable a customer to select the appropriate functionality for its needs.

•
Go Lean!TM    Go Lean! is our entry level product that provides basic functions for a manufacturer, including a program to simulate redesigning the production process, Kanban management tools and capability to calculate daily resource use. Our customers can achieve significant reductions in production cycle time, inventory, direct labor costs and floor space requirements with the Go Lean! software tool.

•
Go Lean Supply Chain.    Go Lean Supply Chain has all of the functions of Go Lean! plus the capability to use the internet to signal suppliers to deliver materials, track material deliveries and measure supplier performance. This allows a manufacturer to communicate with its suppliers to coordinate material scheduling and delivery.

•
Go Lean Value Chain.    Go Lean Value Chain incorporates Go Lean Supply Chain and connects customer demand into the scheduling system. By using a complex set of algorithms, Go Lean Value Chain factors current demand into daily resource and production planning. Go Lean Value Chain allows a manufacturer to communicate directly with its suppliers and customers in order to coordinate scheduling and delivery of raw materials used in the manufacturing process, as well as delivery of final products to the manufacturer’s customers.

Implementation Services and Training

We believe that delivery of our supply chain execution software together with high quality consulting and implementation support and training services enables us to achieve a high level of customer satisfaction, strong customer references and long-term relationships, as well as facilitate software improvement based on customer feedback. We offer implementation and training services that are tailored to each customer’s specific needs and objectives. In the future, we intend to seek relationships with high quality manufacturing consulting firms to provide a portion of our implementation and training services.

Customers

We released our initial software product for beta testing in July 2001 and for general availability in October 2001. Our first software customer was Nissan Forklift, who after participating in a successful beta test, placed an order for the software in the fourth quarter of 2001. In discussions with management, they indicated Nissan achieved its goal of reducing manufacturing cycle time from 15 days to 7 days and estimates that the combination of inventory reductions, direct labor savings and floor space reductions gave it a payback on its purchase of our software of approximately four months.

Detector Electronics, a division of Kidde plc, indicated that it was able to achieve its initial lean project goals in less than one-third of the time that it had planned by using our software. Colorado MEDtech is installing our software in its Longmont, Colorado factory and Brooks Automation is undertaking installations in three factory locations. Other software customers include C&D Aerospace, Datex-Ohmeda and Husqvarna.

To date we have sold our software to seven companies. In 2000, Honeywell and Alcoa accounted for 26.6% and 22.9% of our revenue, respectively. In 2001, Nissan Forklift accounted for 19.4%, C&D Aerospace 20.3% and Lam Research 18.3% of total recognized revenues. One hundred percent of our recognized revenues for 2000 and 2001 were derived from educational and consulting services. During 2001 we received orders for our software from two customers totaling $277,300, of which $134,575 was recorded as deferred revenue during the year ended December 31, 2001. For the six-month period ended June 30, 2002, we received three additional orders for our software totaling $401,995. For the six-month period ended June 30, 2002, we recognized revenue of $123,010. Brooks Automation, Colorado MEDtech and Boeing accounted for 47.1%, 35.6% and 12.5%, respectively, of our recognized revenue. For the six-month period ended June 30, 2002, deferred revenue totaled $437,120. Brooks Automation, Colorado MEDtech, Kidde plc and Nissan Forklift accounted for 27.6%, 27.4%, 26.1% and 18.9%, respectively, of this deferred revenue.

Sales and Marketing

We sell our software and services through a direct sales force that is organized geographically and through channel partners. An account manager for a manufacturer with multiple sites is responsible for maintaining the long-term relationship with the customer and developing sales to affiliated factory sites and suppliers regardless of the geographic location of those factories and suppliers. We have developed an efficient customer qualification process that involves interactive, remote presentations and software demonstrations prior to making an on-site visit, in order to effectively manage selling expenses. The typical sales cycle is three to six months.

We currently have agreements with JCIT International, Inc., Hamilton Cornell Associates, Flow Vision, LLC, and R. Michael Donovan & Co., Inc., consulting firms with expertise in lean flow methods to sell our software tools in addition to their consulting services. Under current agreements, these channel partners will receive sales commissions of from 10% to 40% of software sales.

Our marketing strategy is primarily focused on lead generation. In support of that strategy our marketing programs include developing databases of targeted customers, conducting direct mail and telemarketing prospecting campaigns and developing industry analyst and trade magazine relationships.

Product Development

We have invested and expect to continue to invest substantial resources in research and product development. Our market is characterized by rapid changes in technology and customer requirements. We have established a product management process that incorporates the feedback from our customers, our professional services organization and outside consultants into prioritization and delivery of product enhancements and new product designs.

We use the “Rational™ Unified Process,” a software engineering process that provides a disciplined approach to assigning tasks and responsibilities within a development organization, in our software design. Unit test and system tests are performed by the development teams before the software is released to the implementation services/quality assurance team. The implementation/quality assurance team installs the software in a laboratory environment which simulates the customer’s computer operating system. This deployment model performs additional system level validation by testing intended uses of the new features in each release. Defects are recorded in a defect tracking system and reviewed for impact and fixed in a systematic manner. The goal is to ensure the production of high-quality software that meets the needs of our customers, within a predictable schedule and budget.

A variety of software errors are typically discovered during each release cycle. Software defects are discovered and resolved as early in the development process as practical. Testing and quality control practices are modified over time to provide focus on areas of the product that are new or innovative, or have been discovered to be problematic in prior releases. In addition to these testing processes, the implementation services team has the responsibility for installation and integration of the application in the customer’s environment. This provides a final quality control checkpoint prior to releasing the application to the customer. Final shipment to the customer is approved only after a release has been found to meet the appropriate quality criteria.

Competition

The market for supply chain management software solutions is fragmented, intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. Most of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than us, as well as greater name recognition and a larger installed base of clients.

ERP and MRP Software Providers.    Traditional forecast-based, supply chain execution ERP and MRP software products offered by competitors such as SAP, i2 and Oracle are relatively expensive and do not incorporate lean and demand-based manufacturing principles. These competing software products are designed to replace existing enterprise software platforms, requiring significant investments of time, money and labor by the purchaser. Our software integrates with existing software systems. It provides the benefits of lean manufacturing principles without duplicating basic legacy software functions such as purchase order printing, on-hand inventory tracking, inventory receiving and part master management. We believe our software, which is based on lean and demand-based manufacturing principles and which is compatible with existing enterprise software platforms, distinguishes our products from those of much larger and better known companies.

Demand Based Software Providers.    We are aware of three firms that directly compete with our products, American Software, DTAKT and Factory Logic. They each provide software products that incorporate lean and demand-based manufacturing practices. We believe the combination of the following factors differentiates us from these competitors:

•	Our software integrates relatively easily with existing manufacturing software systems.

•	An easy-to-use interface logic allows the client to generate results quickly with our products.

•	Our web-based implementation requires no new customer desktop software.

•
We focus on providing functions that are the most important to allow the client to benefit from lean manufacturing, without peripheral “bells and whistles” that are rarely used and provide little value.

Few direct competitors exist, which allows us to benefit from being one of the first providers of lean and demand-based manufacturing software. While our competitors have greater resources and name recognition than us, we believe our product offering appeals to users looking for software which is affordable, compatible with existing systems and effective.

According to the June 28, 2001 Lehman Brothers research report, Understanding Supply Chain Management Software, the top 20 vendors had a combined market share of only about 20%, with i2 the market leader with just under a 10% share, followed by SAP, Oracle, Manugistics and Peoplesoft. These competitors all offer forecast based supply chain solutions and are generally considered to be in the supply chain planning segment of the market.

The supply chain execution segment consists of vendors who provide forecast-based solutions and demand-based solutions. The chart below segments the supply chain planning and execution markets based on forecast-based solutions and demand-based solutions.

In its June 28, 2001 research report, Understanding Supply Chain Management Software, Lehman Brothers estimated that by 2005 the supply chain planning software market and the supply chain execution software market would grow by $13.1 billion and $11.6 billion, respectively.

We believe that the principal competitive factors affecting the market for the our software products are the ability to provide a compelling and measurable return on investment to the customer, responsiveness to customer needs, product architecture, functionality, speed of implementation, ease of use, performance and features, quality and reliability, quality of customer support and price. We believe that we compete favorably with respect to these factors. In order to be successful in the future, we must continue to respond promptly and effectively to the challenges of technological change and our competitors’ innovations by continually enhancing our own product offerings.

Proprietary Rights and Licensing

We rely primarily on a combination of patent, copyright, trade secret, trademark laws, and nondisclosure and other contractual provisions to protect our proprietary rights. As a part of our confidentiality procedures, we generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. We generally have not entered into noncompetition agreements with our officers, directors or employees. Because the policing of proprietary rights may be difficult and the ideas and other aspects underlying our products and services may not in all cases be protectable under intellectual property laws, there can be no assurance that we could prevent competitors from marketing the same or similar products and services.

In addition, competitors may independently develop products and services that compete with our products and services.

We have one patent application pending. The application is for a computerized system of designing and maintaining Kanban material replenishment systems by signaling suppliers for delivery of materials based closely upon actual demand as opposed to traditional forecasting or scheduling methods. There is no assurance that our patent application will be approved and a patent issued or, if it does issue, that the patent will have value. There is no guarantee that others may not copy our products in whole or in part to produce a product similar in design and purpose. Patent or copyright protection of our products does not imply that they will recognize any substantial, competitive edge in the marketplace.

Regulation

Our operations are not subject to any significant government regulations other than those regulations applicable to businesses generally.

Employees

We employ 13 full-time employees and have retained the full-time services of three contractors. Five of our personnel are involved in professional services and operations, four in research and development, five in sales and marketing, one in finance and accounting and one in general management. Our employees are not covered by any collective bargaining agreements and we believe our relations with them are good.

Property and Facilities

We lease approximately 12,000 square feet in Lafayette, Colorado for our corporate offices and product development facilities. Our lease expires on May 31, 2005. The rent is approximately $15,500 per month. We are subletting approximately one-half of the office space to an unaffiliated third party for approximately $4,000 per month. We are negotiating with our landlord the termination of the lease for the portion of the space we are subleasing. We believe that this space is sufficient to meet our current and anticipated needs for the foreseeable future.

Litigation

We are currently involved in a lawsuit pending in Dallas County, Texas, in which we have been sued by Data Return Corporation, a provider of internet hosting services. The lawsuit was commenced in March 2001. The plaintiff is claiming we owe approximately $60,000 under our agreement. We have counterclaimed, alleging damages of approximately $80,000 on the basis that the plaintiff failed to perform under the agreement and we suffered harm because of inadequate service.

MANAGEMENT

The name, age and position of each of our directors, executive officers and key employees, and the period during which each director has served, are as follows:

Name	Age	Position	Director Since
Thomas Plunkett	49	President, Chief Executive Officer, Chief Financial Officer and a director	2002
Dean A. Leffingwell	52	Chairman of the Board of Directors	2001
David Gleditsch	46	Chief Technology Officer	—
Geoff Hyatt	43	Vice President of Sales and Marketing	—
Arthur K. Stone, III	44	Senior Vice President of Business Development	—
Jack Rink	47	Vice President of Operations	—
Justin Griep	26	Vice President of Product Development	—
Robert M. Geller	49	Director	1998
R. David Garwood	60	Director	2001
Bob R. Perry	55	Director	2000
John Micek, III	50	Director	1999

Thomas Plunkett has served as Pelion’s President and Chief Executive Officer since 2001 and as a director since 2002. From 1999 through 2001, Mr. Plunkett served as Chief Financial Officer of SmartPoint, Inc, a financial services-based software application company, and from 1996 through 1999, as Chief Financial Officer of Webb Interactive Services, Inc, a publicly-held company providing online commerce and communication solutions for businesses. From 1995 to 1996, Mr. Plunkett served as the Vice President of Business Management for Maxtor Corporation, a publicly-held disk drive manufacturer. From 1993 to 1995 Mr. Plunkett served as Vice President of Operations for HTM, a privately-held contract manufacturing company. Mr. Plunkett also serves as a director of Industrialex Corporation, a publicly-held industrial coatings company. He holds a B.S. degree in business from the University of Colorado.

Dean A. Leffingwell has served as our Chairman of the Board since 2001. Mr. Leffingwell is currently self-employed as a business consultant. From 1997 to 2001, he was Senior Vice President, Process and Project Management at Rational Software Corporation, a publicly held software developer, and from 1993 to 1997, Mr. Leffingwell was Chairman, Chief Executive Officer and a co-founder of Requisite, Inc., which was sold to Rational Software Corporation in 1997. Prior to 1993, Mr. Leffingwell was a founder, Chairman and Chief Executive Officer of Colorado MEDtech, Inc., a publicly-held product development and manufacturing outsourcing company. He is the lead author of Managing Software Requirements: A Unified Approach, a leading text on software development practices. Mr. Leffingwell holds a B.S. degree in aeronautical engineering from the University of Illinois and an M.S. degree in biomedical engineering from the University of Colorado.

David Gleditsch has served as our Chief Technology Officer since 2001. During the eight years prior to joining Pelion, he was Corporate Vice President of Manufacturing Technology at American Standard Companies Inc., a publicly-held manufacturing company. From 1991 to 1993, Mr. Gleditsch served as Vice President of Implementation at JCIT Institute of Technology, a privately-held demand flow technology consulting company. Prior to his employment with JCIT Institute of Technology, Mr. Gleditsch held management positions at Conner Peripheral, Hewlett-Packard and General Motors. Mr. Gleditsch holds a bachelor’s degree in production/management from the General Motors Institute in Flint, Michigan, and an MBA in market strategy from Regis University in Denver, Colorado. He is certified in Production & Inventory Management (CPIM) through his association with the American Production & Inventory Control Society (APICS).

Geoff Hyatt joined Pelion in 2001 as our Vice President of Sales and Marketing. From 1998 to 2001, Mr. Hyatt served as the Chief Operating Officer of BVRP Software, Inc., a subsidiary of BVRP Software, France, a global developer of communications software, and from 1995 to 1998 he served as the European Product Marketing Manager for Whirlpool Corporation.

Arthur K. Stone, III is a key employee of Pelion. He founded Pelion in 1996, served as President and Chief Executive Officer until 2001, and currently serves as Senior Vice President of Business Development. Mr. Stone was Vice President of Sales and Marketing for SAE Circuits Colorado, a printed circuit board manufacturer, prior to founding Pelion.

Jack Rink is a key employee of Pelion. He has served as Pelion’s Vice President of Operations since 2001. Prior to joining Pelion, Mr. Rink served as the Manufacturing Development Manager of Trane Worldwide Systems Group from 2000 to 2001; as Process Improvement Leader of American Standard Companies Inc. from 1998 to 2000; Operations Manager of Trane-Pueblo from 1992 to 1997; Operations Manager, Trane-Scranton from 1990 to 1992; and Engineering Manager, Trane-Pueblo from 1987 to 1990. From 1977 to 1987 Mr. Rink held other engineering and management positions with Trane Company, which is a subsidiary of American Standard Companies Inc., a publicly-traded company. Mr. Rink holds a B.A. degree in metallurgical engineering from the University of Minnesota and an MBA from the University of Wisconsin.

Justin Griep is a key employee of Pelion. He has served as Pelion’s Vice President of Product Development since December 1998. From 1997 to 1998, he was President of Cygen Technologies, a contract software development company. Prior to joining Cygen, Mr. Griep was Vice President of Product Development for Medisoft, Inc., a privately held medical software company.

Robert M. Geller has been a director of Pelion since 1998. Mr. Geller has been the President of The Growth Strategies Group, a business consulting firm specializing in executive services for emerging growth companies since 1985. During this time period, Mr. Geller has been an investor, consultant and board member with numerous software and internet companies. He was a co-founder of Requisite, Inc., a requirements software company that was purchased by Rational Software Corporation, and Webb Interactive Services, Inc., both of which are publicly-held corporations. Mr. Geller currently is an investor and board member with numerous privately held early stage software/internet companies, and serves on the board of directors of Renaissance Entertainment Corporation, a publicly-held corporation. Mr. Geller holds a bachelor’s degree, with honors, from the University of Colorado and has served as an instructor for the University of Colorado MBA Entrepreneur program.

R. David Garwood has been a director of Pelion since 2001. He is the President of R.D. Garwood, Inc., an education and consulting company that he founded in 1974. Mr. Garwood has served as a director for numerous privately-held companies and is the author of Shifting Paradigms: Reshaping the Future of Industry; Bills of Material: Structured for Excellence; and A Jumpstart to World Class Performance.

Bob R. Perry has been a director of Pelion since 2000. Mr. Perry has been the managing general partner of Texas BP Enterprises, LLC, a Fort Worth-based venture capital fund, since 1996. Mr. Perry also serves as a director of numerous software and internet technology companies.

John Micek, III has been a director of Pelion since 1999. Mr. Micek has served as managing partner of Silicon Prairie Partners, L.P. since 2001, and as president of JAL, Inc., a privately-held group of insurance-related companies, since 1998. Mr. Micek is a director of several companies, including Armanino Foods of Distinction, Enova Systems and UTEK Corporation, all of which are publicly-held companies. Mr. Micek has practiced as a corporate finance and business development attorney. He received a bachelor’s degree from Santa Clara University (cum laude) and his law degree from the University of San Francisco School of Law.

Board of Directors

According to our bylaws, the size of our board of directors is determined by our shareholders, but it can be increased by the board of directors. If the shareholders do not set the number of directors, then there must be at least three directors. We currently have a six member board. Our directors are elected for a term of one year, from annual meeting to annual meeting, or until an earlier resignation, death or removal. Each officer serves at the discretion of the board or until resignation. There are no family relationships among any of our directors or officers.

Director Compensation

Members of our board of directors do not receive cash compensation for serving as directors, but they are reimbursed for their reasonable expenses in attending board meetings. Upon the initial election to the board each non-employee director receives an option to purchase 5,883 shares of common stock, which vests in equal annual installments over three years. The exercise prices for these options range between $0.51 and $5.10 per share. We intend to make discretionary option grants to non-employee directors in the future.

Some of our non-employee directors have consulting agreements with us. We have an oral agreement with Dean A. Leffingwell, which is terminable by either party for any reason without notice. We paid Mr. Leffingwell $2,500 per month through June 30, 2002 for acting as the Chairman of the Board of Directors and for consulting services, including sales management, marketing, product development and fundraising. Since July 1, 2002, Mr. Leffingwell is no longer receiving monthly payments for these services but is participating in a bonus program based upon cash collections from accounts receivable. Mr. Leffingwell will receive no bonus in connection with the bonus program until our cash collections from accounts receivable exceed an average of $450,000 per quarter. The maximum bonus payable under the program is an average of $15,000 per quarter. Of the $5,000 owed to Mr. Leffingwell as of June 30, 2002, he has been paid $1,800 and converted $3,200 into a non-interest bearing note payable due November 1, 2003. During September 2002, Mr. Leffingwell exercised outstanding options to purchase 1,059 shares of common stock at $1.70 per share or a total of $1,800. In 2001 we paid Mr. Leffingwell $4,500 for consulting services and granted him an option to purchase 4,000 shares of common stock at an exercise price of $1.70 per share.

We have a written agreement with Robert M. Geller, which is terminable by either party for any reason without notice. We paid Mr. Geller $2,500 per month through June 30, 2002 for consulting services, including strategic planning, fundraising and finance. Mr. Geller is required to provide services on a weekly or monthly basis, depending on the service being provided and Pelion’s needs. Since July 1, 2002, Mr. Geller is no longer receiving monthly payments for these services but is participating in the same bonus program as Mr. Leffingwell. Of the $14,500 owed to Mr. Geller as of June 30, 2002, he has been paid $3,468 and converted $11,032 into a non-interest bearing note payable due November 1, 2003. During September 2002, Mr. Geller exercised outstanding options to purchase 2,040 shares of common stock at $1.70 per share or a total of $3,468. In 2001 we paid Mr. Geller $26,500 for consulting services and granted him an option to purchase 2,040 shares of common stock at an exercise price of $1.70 per share; in 2000 we paid Mr. Geller $45,000 for consulting services.

Bob R. Perry provided management consulting services to us in 2001 and 2000 in the amount of $24,000 and $6,000, respectively. He has provided $2,000 of consulting services in 2002, but we do not expect that he will provide any further consulting services this year. Mr. Perry is owed $32,000 for these services which has been converted to a non-interest bearing note payable due on November 1, 2003. Our agreement with Mr. Perry has been oral and is terminable by either party for any reason without notice. Mr. Perry has provided consulting services on a monthly basis in the area of sales, including compensation and sales management techniques and methods. He has also been involved in recruiting and screening candidates for sales positions.

R. David Garwood currently provides consulting services to us under a written agreement which is terminable by either party for any reason without notice. Under his agreement, Mr. Garwood’s activities include assisting us with sales and marketing and product development. The board has authorized granting Mr. Garwood an option to purchase 2,648 shares of common stock at an exercise price of $2.975 per share in consideration for consulting services provided by him.

In 2000 a former director provided $27,000 of consulting services related to sales activities to prospective companies and fundraising under an oral agreement.

The directors’ consulting fees were determined by evaluating the number of hours expected and the value of the contribution of work received against the market rates for consulting services of these types. We believe the terms of the various agreements with our directors are no less favorable than would have been obtained from non-affiliated third parties in similar transactions. We intend to have non-interested directors approve future agreements with directors.

Committees of the Board of Directors

We recently formed audit and compensation committees of our board of directors. The audit committee has met once; the compensation committee has not yet met.

Audit Committee.    Our audit committee consists of Dean A. Leffingwell and John Micek, III. The audit committee will review in detail and recommend approval by the full board of our annual and quarterly financial statements, recommend approval of the remuneration of our auditors to the full board, review the scope of the audit procedures and the final report with the auditors, and review our overall accounting practices and procedures and internal controls with the auditors.

Compensation Committee.    Our compensation committee consists of Robert M. Geller, R. David Garwood and Bob R. Perry. The compensation committee will recommend approval to the full board of the compensation of our chief executive officer, the annual budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Executive Compensation

The following table sets forth certain information for our fiscal periods ended December 31, 1999 through 2001 regarding compensation earned by or awarded to our chief executive officer. No other executive officer received a salary and bonus in excess of $100,000 during this period.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)	Securities Underlying Options	All Other Compensation
Thomas Plunkett(1)	2001	$45,000	—	—	—	—
Chief Executive Officer
Arthur K. Stone, III(2)	2001	$97,379	—	—	—	—
Chief Executive Officer	2000	119,790	—	—	—	—
	1999	94,414	—	—	—	—

(1)	Mr. Plunkett was appointed as Chief Executive Officer and President on October 1, 2001.
(2)	Mr. Stone resigned as Chief Executive Officer and President on October 1, 2001. He continues to serve as our Vice President of Business Development.

Thomas Plunkett, Chief Executive Officer, and David Gleditsch, Chief Technology Officer, were owed $36,459 and $22,848, respectively, for accrued salaries from January 1, 2002 through June 30, 2002. These amounts were paid in September 2002. During September 2002, Messrs. Plunkett and Gleditsch exercised stock options, at an exercise price of $1.70 per share, to purchase 17,018 and 10,665 shares, respectively, of our common stock. On August 1, 2002, Mr. Plunkett’s and Mr. Gleditsch’s annual base salaries were decreased to $60,000 per year in consideration for our adopting a collections-based bonuses program for these officers. Neither officer will be paid a bonus under the program until our average cash collections from accounts receivable exceed $450,000 per quarter. The maximum bonuses which they may each receive under the plan is an average of $25,000 per quarter.

Arthur K. Stone, III, our former Chief Executive Officer who now serves as our Senior Vice President of Business Development, waived $37,917 of accrued and unpaid salary for the period October 1, 2001 through September 30, 2002.

Options Granted During Fiscal 2001

The following table sets forth certain information regarding options granted to the executive officers named in the Summary Compensation Table for the twelve-month period ending December 31, 2001.

OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2001

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted To Employees in Fiscal Year		Exercise Price ($/sh)		Expiration Date
Thomas Plunkett	23,236 4,412	(1)	23.2 4.4	% %	$ $	1.70 1.70	6/12/06 10/23/06
Arthur K. Stone, III	—		—			—	—

(1)	Includes an option to purchase 1,471 shares of common stock granted in partial consideration for pre-employment consulting services provided by Mr. Plunkett.

Aggregated Option Exercises During Fiscal 2001 and Fiscal Year-End Option Values

The following table provides information related to the number and value of options held by the executive officers named in the Summary Compensation Table, as of December 31, 2001.

AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 2001 AND
OPTION VALUES AT DECEMBER 31, 2001

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options at December 31, 2001 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2001 ($) Exercisable/ Unexercisable(1)
Thomas Plunkett	—	—	5,764/21,884	$24,785/$94,101
Arthur K. Stone, III	—	—	—	—/—

(1)
The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options and the exercise price of the options at December 31, 2001. For purposes of this table, we are assuming the fair market value of the common stock underlying the options at December 31, 2002 was $6.00, the offering price of the units in this offering. The exercise price of the options is $1.70 per share.

Employment Agreements

We do not have any employment or change in control agreements with any of our executive officers.

Stock Option Plans

Our shareholders approved the 1998 Stock Option Plan in December 1998. The plan permits the granting of “incentive stock options” meeting the requirements of Section 422 of the Internal Revenue

Code of 1986 and nonqualified options which do not meet the requirements of Section 422. There are 329,412 shares of our common stock reserved under the plan. We have granted options to purchase 172,115 shares. Option grants are determined by our compensation committee of the board of directors.

Incentive stock options under the plan may be granted at exercise prices that are not less than 100% of fair market value at the date of grant (110% of fair market value for options granted to a person that holds 10% or more of our voting stock). Nonqualified stock options under the plan may be granted at exercise prices less than fair market value at the date of grant. Options may be granted under the plan until December 2008. The plan may be terminated earlier by the board of directors, but early termination will not affect any outstanding any option. We have undertaken with various state securities regulators that the exercise price of options issued under the plan will be at least 85% of the fair market value of our common stock on the grant date.

CERTAIN TRANSACTIONS

On January 17, 2002, Thomas Plunkett, Chief Executive Officer, Chief Financial Officer and a director, loaned Pelion $35,000 at 15% interest under a demand promissory note. As of June 30, 2002, $40,797 in principal and accrued and unpaid interest was due under the note. Mr. Plunkett has agreed to waive the accrual of any additional interest beginning on July 1, 2002 and to extend the due date for the note to November 1, 2003.

Since May 1, 2000, we have sold common stock, series D and E preferred stock, 2001 and 2002 convertible promissory notes and non-convertible bridge loan promissory notes to investors, including our directors and executive officers. Our directors and executive officers made the following purchases of these securities:

Name and Relationship	Date	Type(1)	Purchase Price	Accrued Interest(1)	No. of Shares
Thomas Plunkett,	9/00	Series D Preferred	$25,000	N/A*	1,176	(2)
CEO, CFO and	11/01–1/02	Series E Preferred	$50,000	N/A	4,200	(2)
director	9/01	2001 Convertible Note	$82,500	$12,104	7,948	(3)
	3/02	2002 Convertible Note	$30,000	$2,577	10,950	(3)
	9/02	Promissory Note(4)	$25,000	(5)	N/A
Dean A. Leffingwell,	8/01	Common Stock	$15,000	N/A	8,825
Chairman of the Board	8/00	Series D Preferred	$75,000	N/A	3,529	(2)
	3/01–1/02	Series E Preferred	$194,001	N/A	16,301	(2)
	9/01	2001 Convertible Note	$100,000	$14,519	9,620	(3)
	3/02	2002 Convertible Note	$97,950	$8,293	35,711	(3)
	9/02	Promissory Note(4)	$25,000	(5)	N/A
Robert M. Geller,	3/01–6/01	Series E Preferred	$35,000	N/A	2,940	(2)
Director	9/01	2001 Convertible Note	$100,000	$14,614	9,628	(3)
	3/02–4/02	2002 Convertible Note	$23,500	$1,924	8,545	(3)
	9/02	Promissory Note(4)	$25,000	(5)	N/A
R. David Garwood,	8/01	Series E Preferred	$25,000	N/A	2,100	(2)
Director	5/02	2002 Convertible Note	$10,000	$538	3,542	(3)
	9/02	Promissory Note(4)	$25,000	(5)	N/A

Name and Relationship	Date	Type	Purchase Price		Accrued Interest(1)	No. of Shares
Bob R. Perry,	9/00	Series D Preferred		$200,000	N/A	9,411	(2)
Director	8/01	Series E Preferred		$24,499	N/A	2,058
	9/01	2001 Convertible Note		$10,000	$1,332	951	(3)
	4/02	2002 Convertible Note		$25,000	$1,860	9,028	(3)
	9/02	Promissory Note(4)		$50,000	(5)	N/A

John Micek, III,	9/01	Series D Preferred		$100,000	N/A	4,705	(2)
Director	9/01	2001 Convertible Note		$20,000	$2,877	1,922	(3)
	3/02–4/02	2002 Convertible Note		$24,995	$1,867	9,028	(3)
	9/02	Promissory Note(4)		$30,000	(5)	N/A

David Gleditsch,	12/01	Series E Preferred		$50,000	N/A	4,201	(2)
Chief Technology Officer	3/02 9/02	2002 Convertible Note Promissory Note(4)	$ $	29,375 25,000	$2,281 (5)	10,640 N/A	(3)

Geoff Hyatt,	7/01	Common Stock		$2,500	N/A	1,471
Vice President of	9/01–11/01	Series E Preferred		$100,000	N/A	8,402	(2)
Sales and	3/02	Common Stock		$10,000	N/A	8,883
Marketing	4/02	2002 Convertible Note		$25,000	$1,870	9,031	(3)
	9/02	Promissory Note(4)		$22,500	(5)	N/A

Marshall Schield,	8/00	Series D Preferred		$154,750	N/A	7,282
5% shareholder	3/01–4/01	Series E Preferred		$111,000	N/A	9,326
	9/01–12/01	2001 Convertible Note		$50,000	$7,159	4,800
	4/02–5/02	2002 Convertible Note		$88,095	$6,488	31,790

Arthur K. Stone, III	9/02	Promissory Note(4)		$22,500	(5)	N/A
5% shareholder

*	Not applicable.
(1)
This does not include shares of common stock purchased upon exercise of stock options granted under our stock option plan. Reflects accrued interest on convertible promissory notes as of October 1, 2002.

(2)	Reflects shares of common stock issuable upon automatic conversion of preferred stock.
(3)	Reflects shares of common stock issuable upon conversion of convertible promissory notes outstanding as of October 1, 2002.
(4)
The promissory note accrues interest at 6% per annum. Interest payments are due monthly, and principal and interest and accrued and unpaid interest is due on November 1, 2003. Investors received three-year warrants to purchase 1,059 shares of common stock at an exercise price of $5.90 per share for each $25,000 principal amount of notes purchased, subject to pro rata adjustment.

(5)	The notes were issued on September 30, 2002.

Pelion lacked sufficient disinterested independent directors to ratify these transactions at the time they were initiated, however, our management believes that the terms of these transactions were on terms no less favorable to Pelion than would have been obtained from non-affiliated third parties in similar transactions. We intend that future transactions, including loans and forgiveness of loans, if any, with affiliates will be approved by a majority of our disinterested directors, who do not have an interest in the transactions and who have access to Pelion’s or independent legal counsel, at Pelion’s expense, and will be on terms no less favorable to Pelion than the disinterested directors believe would be available from unrelated third parties or as otherwise determined by the disinterested directors to be in our best interests.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of October 1, 2002, by: (i) each of our directors; (ii) our executive officers and directors as a group; and (iii) holders of 5% or more of our voting stock. Each person has sole voting and investment power with respect to the shares shown, except as noted.

		Percent of Outstanding Shares (1)(2)(3)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering and Conversion of Securities
Thomas Plunkett (4)	47,775	4.5%	3.8%
1455 Dixon Avenue Lafayette, CO 80026

Dean A. Leffingwell (5)	90,421	8.6%	7.2%
1455 Dixon Avenue Lafayette, CO 80026

Robert M. Geller (6)	67,737	6.4%	5.4%
1455 Dixon Avenue Lafayette, CO 80026

R. David Garwood (7)	14,089	1.3%	1.1%
8400 Jett Ferry Rd. Atlanta, GA 30350

Bob R. Perry (8)	29,681	2.8%	2.4%
5750 N. Riverside Dr. Fort Worth, TX 76137

John Micek, III (9)	33,566	3.2%	2.7%
12809 W. Dodge Rd. Omaha, NE 68154

Arthur K. Stone, III (10)	53,895	5.1%	4.3%
1455 Dixon Avenue Lafayette, CO 80026

Marshall Schield (11)	62,283	5.9%	5.0%
7991 Shaffer Parkway Littleton, CO 80127

Executive officers and directors as a group (8 persons) (12)	336,033	31.3%	26.4%

*	Less than one percent of shares outstanding.
(1)
In calculating percentage ownership, all shares of common stock which a named shareholder has the right to acquire within 60 days from October 1, 2002 upon exercise of vested options and warrants are deemed to be outstanding for the purpose of computing the percentage of common stock owned by that shareholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other shareholder.

(2)
Includes 810,295 shares issuable upon conversion of preferred stock and principal and accrued interest under convertible promissory notes outstanding within 60 days of October 1, 2002. All convertible promissory notes and preferred stock will automatically convert into shares of our common stock on the date of this prospectus.

(3)	Assumes no purchase of units by the listed persons.
(4)
Includes options for the purchase of 1,059 shares of common stock, but excludes options for the purchase of 13,572 shares of common stock that are not exercisable by November 30, 2002. Includes 29,698 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

(5)
Includes options for the purchase of 1,059 shares of common stock. Includes 79,478 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

(6)
Includes options for the purchase of 1,059 shares of common stock. Includes 44,049 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

(7)
Includes options for the purchase of 8,363 shares of common stock, but excludes options for the purchase of 1,226 shares of common stock. Includes 5,726 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

(8)
Includes options for the purchase of 8,001 shares of common stock. Includes 21,680 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

(9)
Includes options for the purchase of 1,271 shares of common stock that are exercisable as of November 30, 2002. Includes 26,412 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

(10)	Includes options for the purchase of 953 shares of common stock.
(11)	All of the shares are issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.
(12)
Includes options for the purchase of 22,824 shares of common stock, but excludes options for the purchase of 44,430 shares of common stock that are not exercisable by November 30, 2002. Includes 239,776 shares issuable upon the conversion of preferred stock and convertible promissory notes outstanding as of November 30, 2002.

DESCRIPTION OF SECURITIES

General

Our articles of incorporation authorize us to issue 26,400,000 shares of no par value capital stock. The following description of our capital stock is qualified by reference to our articles of incorporation and bylaws.

Units

Each unit consists of one share of common stock. The common stock and warrants will not trade as separate securities until 180 days after this offering unless the representative of the underwriters determines that separate trading should occur earlier. After the 180 day period, the securities contained in the units will automatically begin to trade separately and the units will no longer trade as a security.

Common Stock

We are authorized to issue 15,500,000 shares of no par value common stock. Holders of our common stock are entitled to one vote for each share held on each matter submitted to a vote of our shareholders. Cumulative voting for the election of directors is not permitted. Holders of common stock have no preemptive rights. Our common stock does not have conversion rights or redemption or sinking fund provisions. Common shares are not subject to further calls or assessments. Holders of our common stock are entitled to participate pro rata in any dividends, if and when declared, and in distributions if we are liquidated. We do not intend to pay any cash dividends on our common stock in the foreseeable future.

All of the outstanding shares of common stock are duly and validly authorized and issued, fully paid and nonassessable. The additional shares of common stock to be issued in connection with this offering will be, upon issuance against full payment of the purchase price, duly and validly authorized and issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize us to issue 10,900,000 shares of so-called “blank check” preferred stock having rights potentially senior to our common stock. The board is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the stock’s rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. Any future issuances of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at Pelion’s expense, to Pelion’s or independent legal counsel.

We have created seven series of preferred stock:

Series A, B, C, D and E Preferred Stock.    As of October 1, 2002, we had 27,915 shares of series A preferred stock outstanding; 148,226 shares of series B preferred stock outstanding; 112,331 shares of series C preferred stock outstanding; 70,852 shares of series D preferred stock outstanding; and 87,296 shares of series E preferred stock outstanding. Holders of each series of preferred stock are entitled to receive dividends, if and when declared by the board of directors, before any dividends are paid to holders of our common stock. Holders of each series of preferred stock vote with holders of our common stock on an as converted basis. All of the outstanding shares of our preferred stock will automatically convert into 446,620 shares of common stock on the date of this prospectus. Each of these series is also convertible at the holder’s option. The number of shares to be issued in a conversion is one share of common stock for each converted share of preferred stock. The conversion rate is subject to anti-dilution protection for stock splits, stock dividends and other similar transactions. The conversion rate of the series E is also subject to anti-dilution protection if we issue equity securities at a price less than its original price ($11.90 per share), except for securities issued upon automatic conversion of our convertible promissory notes and preferred stock and the securities offered by this prospectus. If the conversion rate of the series E is adjusted, we may be required to record a charge to income. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holders of these series of preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, an amount equal to the applicable original price. The aggregate liquidation preference of our outstanding preferred stock is $4,276,944.

Series E-2 and F Preferred Stock.    We have designated series E-2 and F preferred stock, but no shares of either series are currently outstanding. After December 31, 2002, holders of $482,500 of principal amount of our 2001 convertible promissory notes will have the option to convert the notes into series E-2 preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest, and holders of $857,421 of principal amount of our 2002 convertible promissory notes will have the option to convert the notes into series F preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest. The series E-2 and F preferred stock have the same dividend preferences and voting rights as our other series of preferred stock. Each of these series is convertible into common stock, at the holder’s option. Each series’ conversion rate has anti-dilution protection if we issue equity securities at prices less than the original price, except for the units offered by this prospectus, and for stock splits, stock dividends and other similar transactions. If a conversion rate is increased, we may be required to record a charge to income. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holders of the series E-2 and F preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock and on a pro rata basis with the holders of our other series of preferred stock, an amount equal to the original price.

Unit Warrants

The warrants will not trade separately from the common stock until 180 days after this offering. The warrants will be issued in registered form under, governed by and subject to the terms of a warrant agreement between Corporate Stock Transfer, Denver, Colorado, as the warrant agent, and us. The following statements are brief summaries of provisions of the warrant agreement. Copies of the warrant agreement may be obtained from Corporate Stock Transfer or us and have been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

We have authorized the issuance of warrants to purchase a maximum of 230,000 shares of our common stock, including warrants to purchase 30,000 shares of common stock under the underwriters’ over-allotment option, and have reserved an equivalent number of shares of common stock for issuance upon exercise of the warrants. No fractional shares will be issued upon the exercise of the warrants. We will pay cash instead of fractional shares.

Each warrant entitles the holder to purchase, at any time, one share of our common stock at an exercise price of $8.00. The right to exercise the warrants will terminate at the close of business on the fifth anniversary of the date of this prospectus. The warrants contain provisions that protect the holders against dilution by adjustment of the exercise price in certain events, including stock dividends, stock splits, reclassifications or mergers. A warrantholder will not possess any rights as a shareholder. Shares of common stock, when issued upon the exercise of the warrants, will be fully paid and non-assessable.

We may redeem some or all of the warrants at a call price of $.25 per warrant upon 45 days prior written notice if both of the following conditions are met:

•
The closing high bid quotation of our common stock on the over-the-counter electronic bulletin board has been $12.00 or more for at least 20 consecutive trading days within 10 days preceding the mailing of the notice of redemption.

•	Our common stock is quoted on the Nasdaq Stock Market or listed on the New York Stock Exchange or American Stock Exchange.

At any time when the warrants are exercisable, we are required to have a current registration statement on file with the Securities and Exchange Commission and to make appropriate qualifications under the laws and regulations of the states in which the holders of the warrants reside in order to comply with applicable laws for the exercise of the warrants and the resale of the common stock issued upon the exercise. So long as the warrants are outstanding, we have agreed to file all post-effective amendments to the registration statement containing this prospectus required to be filed under the Securities Act of 1933, as amended, and to take appropriate action under federal law and the securities law of the states where the warrants are initially offered to permit the issuance and resale of the common stock issuable upon exercise of the warrants. However, we cannot assure you that we will be in a position to take these actions under the federal and applicable state securities laws, and if we fail to take these actions, the exercise of the warrants and the resale or other disposition of the common stock issued upon the exercise will be unlawful. We may amend the terms of the warrants, but only by extending the termination date or lowering the exercise price. We have no present intention of amending these terms.

Stock Options and Warrants

We have outstanding options to purchase 172,115 shares of our common stock under our 1998 Stock Option Plan, of which 131,583 shares are covered by incentive stock options and 40,532 shares are covered by non-qualified stock options. In addition, we have non-plan warrants outstanding to purchase 27,191 shares of our common stock.

2001 and 2002 Convertible Promissory Notes

Between August and December 2001, we issued to various lenders convertible promissory notes in the aggregate principal amount of $482,500. Between March and May 2002, we issued to various lenders convertible promissory notes in the aggregate amount of $857,421. As of June 30, 2002, our balance sheet reflected principal and accrued interest under the notes of $1,285,592, which includes an unamortized discount of $135,455. Both the 2001 and the 2002 promissory notes bear interest at an annual rate of 15%. The promissory notes automatically convert to common stock at the time of a closing of an initial public offering of at least $500,000 of our common stock, at conversion prices of $11.90 for the 2001 promissory notes and $2.975 for the 2002 promissory notes. The 2001 promissory notes are convertible, at the holder’s option after December 31, 2002, into shares of our series E-2 preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest; the 2002 promissory notes are convertible, at the holder’s option after December 31, 2002, into shares of our series F preferred stock if the notes have not been automatically converted in an initial public offering or we have not repaid the notes and interest. Each conversion price is subject to anti-dilution protection if we issue our securities at prices less than the conversion price for the notes and for stock splits, stock dividends and other similar transactions. If the conversion price is adjusted, we may record additional charges to income.

Transfer Agent

The transfer agent for our common stock and the warrant agent for our warrants is Corporate Stock Transfer, Denver, Colorado.

SHARES AVAILABLE FOR FUTURE SALE

We have 242,599 shares of common stock outstanding as of October 1, 2002, all of which are restricted shares under the Securities Act of 1933. At the time of the closing of this offering, an additional 802,021 shares of common stock (not including any shares sold in this offering) will be issued upon automatic conversion of preferred stock and convertible promissory notes and related accrued interest as of October 1, 2002, all of which will be restricted shares. None of these restricted shares may be sold in the open market until 90 days after the date of this prospectus, at which time         shares will become eligible for sale under Rule 144. In addition to restrictions imposed by the Securities Act of 1933,         shares (including         shares issuable upon the conversion of preferred stock and convertible promissory notes and related accrued interest on the date of this prospectus) held by directors, executive officers and five percent shareholders are subject to lock-up agreements with the representative of the underwriters which provide that their respective shares cannot be publicly offered

for sale absent the representative’s prior consent prior to two years from the date of this prospectus, and         shares (including         shares issuable upon the conversion of preferred stock and convertible promissory notes and related accrued interest on the date of this prospectus) held by other shareholders cannot be publicly offered for sale absent the representative’s prior consent prior to one year from the date of this prospectus. The representative has advised us that it has no general policy with respect to the release of shares prior to the end of the lock-up periods and has no present intention to waive or modify any of these restrictions.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate of Pelion, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the date upon which notice of the sale is filed with the SEC, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell these shares under Rule 144 without regard to any of the requirements described above.

There has been no market for the common stock prior to this offering. We cannot predict what effect, if any, that either sales of restricted common stock or its availability for sale will have from time to time on then prevailing market prices. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the market price for our common stock and could impair our ability to raise capital through the sale of our equity securities.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement (which is an exhibit to the registration statement containing this prospectus), the underwriters named below through their representative, Kashner Davidson Securities Corporation, have severally agreed to purchase, and we have agreed to sell to them, severally and not jointly, the respective number of units set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Units
Kashner Davidson Securities Corporation

Total	200,000

The underwriters are collectively referred to as the “underwriters.” The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the units offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the units offered by this prospectus if any units are taken except for those covered by the over-allotment option. These conditions include requirements that no stop order be in effect and that no proceedings for such purpose be instituted or threatened by the Securities and Exchange Commission.

The representative has informed us that the underwriters propose to offer the units directly to the public at the public offering price set forth on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per unit under the public

offering price. After the initial offering of the units, the offering price and other selling terms may from time to time be changed by the representative.

We have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 30,000 additional units at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the units. To the extent this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of additional units as the number set forth next to the underwriter’s name in the preceding table bears to the total number of units set forth next to the name of all underwriters.

As compensation for the underwriters’ services in the offering, we have agreed to pay the underwriters a cash commission equal to 10% of the price of each unit sold by the underwriters. In addition we have agreed to pay the representative a nonaccountable expense allowance equal to three percent of the offering price of the units. Our agreement with the underwriters also provides that we will pay all expenses in connection with qualifying the units for sale under the laws of those states as the underwriters may designate and the costs of review by the National Association of Securities Dealers, Inc. of the underwriting arrangements between the underwriters and us. We have advanced $7,500 to the representative. If this offering is not completed, the representative will retain this advance.

We have agreed to sell to the representative or its assigns, for a total purchase price of $100, an option to purchase up to 10% of the units sold in this offering at an exercise price of $9.90 per unit. These representative’s options may be exercised in whole or in part commencing 12 months after the date of this prospectus and will expire five years after the date of this prospectus. The representative’s options contain anti-dilution provisions providing for appropriate adjustments on the occurrence of certain events and contain customary demand and participatory registration rights, and contain cashless exercise provisions (which allow the holder to exercise the option by surrendering a portion of the units underlying it instead of paying cash).

Upon any solicited exercise of the warrants after one year from the date of this prospectus, we will pay the representative a fee of 5% of the aggregate exercise price for warrant exercises if:

•	The market price of the common stock on the date the warrant is exercised is greater than the then exercise price of the warrant;

•
The exercise of the warrant was solicited by a member of the National Association of Securities Dealers, Inc. as designated in writing on the warrant certificate subscription form (provided that any request for exercise will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited and designates the broker-dealer to receive compensation);

•	The warrant is not held in a discretionary account;

•	Disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the warrant; and

•	The solicitation or exercise of the warrant was not in violation of Regulation M under the Securities Exchange Act of 1934.

A portion of the 5% fee may be reallowed by the representative to participating broker-dealers.

Regulation M prohibits the representative from engaging in any market making activities with regard to our securities during the period commencing as of the date on which the representative becomes a participant in the solicitation of the exercise of warrants until the termination of the solicitation activity. As a result, the representative may be unable to make a market in our securities during certain periods while the warrants are exercisable.

We have entered into an agreement with the representative to provide investment banking services for a period of 18 months for a fee of $30,000. We will pay this amount to the representative at the closing of this offering out of the gross proceeds from the sale of the units.

Prior to this offering, there has been no public market for our units, common stock or warrants. The offering price of the units has been arbitrarily determined by negotiations between the representative and us. In determining the offering price, the representative and Pelion considered such factors as our growth since incorporation, the industry in which we operate, our recent developments, prospects, financial condition and management, the general condition of the securities market at the time of the offering, and the demand for securities of comparable companies. The offering price of the units, however, should not be considered as an indication of the actual value of the common stock or warrants, or our assets, book value or net worth.

The agreement with the underwriters provides for reciprocal indemnification between the underwriters, their controlling persons and Pelion against certain civil liabilities in connection with the registration statement and this prospectus, including liabilities under the Securities Act of 1933, as amended.

The underwriters do not intend to confirm sales to any accounts over which they have discretionary authority.

Our officers, directors and holders of more than five percent with our common stock have agreed not to sell or otherwise transfer any additional shares of common stock for two years from the date of this prospectus, although a portion of the shares held by one five percent stockholder will be subject to a one-year restriction, and certain other shareholders have agreed not to sell or otherwise transfer any additional shares of common stock for one year from the date of this prospectus, without the prior written consent of the representative. We have agreed not to sell or otherwise dispose any securities without the prior written consent of the representative, except for shares issued upon the exercise and options, warrants or other convertible securities outstanding on the date of this prospectus.

The closing of this offering is subject to certain additional terms and conditions set forth in the agreement with the underwriters, including the right of the underwriters to terminate the offering under certain conditions and circumstances.

In order to facilitate the offering of the units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the units. Specifically, the underwriters may sell more units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of units available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing units in the open market. In determining the source of units to close out a covered short sale, the underwriters will consider, among other things, the open market price of the securities comprising the units compared to the price of the units available under the over-allotment option. The underwriters may also sell the units in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing the securities comprising the units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities comprising the units in the open market after pricing that could adversely affect investors purchased in the offering. As additional means of facilitating the offering, the underwriters may bid for, and purchase, units in the open market to stabilize the price of the units. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the units in the offering, if the syndicate repurchases previously distributed units to cover syndicate short positions or to stabilize the price of the unit. These activities may raise or maintain the market price of the securities comprising the units above independent market levels or prevent or retard a decline in the market price of the securities comprising the units. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the issuance of the shares and the warrants comprising the units offered hereby will be passed upon for Pelion by Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota. As of October 1, 2002, Lindley S. Branson, a principal of Gray, Plant, Mooty, Mooty & Bennett, P.A., holds 7,352 shares of our series B preferred stock and $16,582 principal amount of our convertible promissory notes, both of which will automatically convert into an aggregate of 13,287 shares of common stock as at the time of the closing of this offering. In addition, Mr. Branson holds an option to purchase 2,942 shares of common stock at an exercise price of $1.02 per share. Certain legal matters will be passed upon for the representative and the underwriters by Neuman & Drennen, LLC, Greenwood Village, Colorado. As of October 1, 2002, David H. Drennen, a member of Neuman & Drennen, LLC, holds 588 shares of our series B preferred stock and $3,413 principal amount of our convertible promissory notes, both of which will automatically convert into an aggregate of 1,813 shares of common stock at the time of the closing of this offering.

EXPERTS

The financial statements appearing in this prospectus have been audited by Hein + Associates LLP, Denver, Colorado, independent certified public accountants, to the extent and for the periods indicated in their report appearing in this prospectus, and have been included in this prospectus in reliance upon the report given upon the authority of this firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information that will be filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C., 20549. You will be able to obtain copies of these materials from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C., 20549, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information at http: //www.sec.gov.

We have filed with the SEC a registration statement on form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. The registration statement can be inspected and copied at the SEC’s facilities and web site described above. This prospectus omits certain information included in the registration statement. For further information about us and our securities, reference is made to the registration statement and to the exhibits filed as part of it or otherwise incorporated in it. Each summary in this prospectus of information included in the registration statement or any exhibit is qualified in its entirety by this reference to the information or exhibit.

INDEMNIFICATION AND LIMITATION OF LIABILITY

As permitted by the Colorado Business Corporation Act, our articles of incorporation, as amended, eliminate, with certain exceptions, the personal liability of our directors to us and our shareholders for monetary damages as a result of a breach of fiduciary duty. This provision makes it more difficult to assert a claim and obtain damages from a director in the event of a breach of fiduciary duty. The Colorado Business Corporation Act provides that a corporation has the power to: (i) indemnify directors, officers, employees and agents of the corporation against judgments, fines and amounts paid in settlement in connection with suits, actions and proceedings and against certain expenses incurred by these parties if specified standards of conduct are met and (ii) purchase and maintain insurance on behalf of any of these persons against liabilities incurred by them in these capacities. Our articles of incorporation also provide for indemnification of our officers, directors, agents and employees against expenses or liability reasonably incurred by them in any action, suit or proceeding in which they are made parties by reason of being or having been one of our officers, directors, agents or employees, to the full extent required or permitted by Colorado law.

We have been informed that, in the opinion of the Securities and Exchange Commission, indemnification on behalf of our officers, directors or other persons controlling us for liabilities under the Securities Act of 1933, as amended, is against public policy as expressed in the act and is unenforceable.

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Pelion Systems, Inc.
Lafayette, Colorado

We have audited the accompanying balance sheet of Pelion Systems, Inc. (the “Company”) as of December 31, 2001, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pelion Systems, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HEIN + ASSOCIATES LLP

Denver, Colorado
April 10, 2002, except for the first paragraph of Note 4, as to which the date is June 18, 2002

PELION SYSTEMS, INC.

BALANCE SHEET

	June 30, 2002	December 31, 2001
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and equivalents	$18,570	$23,871
Trade receivables, with no allowance deemed necessary	363,696	102,077
Prepaid expenses and other	38,675	8,500
Deferred cost of sales	56,049	—

Total current assets	476,990	134,448

SOFTWARE DEVELOPMENT, net of accumulated amortization of $38,756 (unaudited) and $11,778	155,182	129,560
PROPERTY AND EQUIPMENT, net	66,200	120,793
OTHER ASSETS:
Deferred offering expenses	82,898	—
Prepaid rent	80,016	80,016
Deposits and other	12,245	23,489

TOTAL ASSETS	$873,531	$488,306

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Current maturities of capital leases	$5,879	$5,523
Note payable, related party	35,000	—
Convertible notes:
Related party	534,464	289,937
Other	670,003	157,727
Accrued interest on convertible notes and other notes
Related party	47,520	13,356
Other	39,496	5,894
Accounts payable and accrued expenses	598,775	391,139
Deferred revenue	437,120	134,575

Total current liabilities	2,368,257	998,151

CAPITAL LEASES, net of current portion	19,224	39,980
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value; 10,900,000 shares authorized	—	—
Series A preferred stock, 27,915 shares issued and outstanding, liquidation preference of $71,195.	71,195	71,195
Series B preferred stock, 148,226 shares issued and outstanding, liquidation preference of $705,676.	705,676	705,676
Series C preferred stock, 112,331 shares issued and outstanding, liquidation preference of $955,000.	830,996	830,996
Series D preferred stock, 70,852 shares issued and outstanding, liquidation preference of $1,506,073.	1,358,342	1,358,342
Series E preferred stock, 87,296 and 83,157 (unaudited) shares issued and outstanding, liquidation preference of $1,039,000 (unaudited) and $989,500	1,006,896	957,397
Series E-2 preferred stock, no shares issued and outstanding	—	—
Series F preferred stock, no shares issued and outstanding	—	—
Common stock, no par value; 15,500,000 shares authorized, 208,993 and 191,293 shares issued and outstanding	726,456	523,087
Additional paid-in capital (based on warrants and beneficial conversion feature)	896,610	39,191
Accumulated deficit	(7,110,121)	(5,035,709)

Total stockholders’ deficit	(1,513,950)	(549,825)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$873,531	$488,306

See accompanying notes to these consolidated financial statements.

PELION SYSTEMS, INC.

STATEMENTS OF OPERATIONS

	For The Six Months Ended June 30,		For The Years Ended December 31,
	2002	2001	2001	2000
	(unaudited)
NET REVENUE:
Consulting and educational services	$44,822	$235,349	$329,354	$87,632
Software sales	67,125	—	—	—
Maintenance revenue	11,063	—	—	—

Total revenue	123,010	235,349	329,354	87,632

COST OF SALES:
Consulting and educational services	34,810	87,963	154,301	36,853
Software sales	5,671	—	—	—
Maintenance	6,594	—	—	—

Total cost of sales	47,075	87,963	154,301	36,853

GROSS PROFIT	75,935	147,386	175,053	50,779

OPERATING EXPENSES:
Sales and marketing	330,340	374,728	658,528	559,001
General and administrative	351,382	368,724	710,681	678,287
Operations	250,634	236,915	446,416	169,131
Stock-based compensation	171,720	94,694	196,424	171,880
Research and development	215,892	278,493	458,301	584,877

Total operating expenses	1,319,968	1,353,554	2,470,350	2,163,176

OPERATING LOSS	(1,244,033)	(1,206,168)	(2,295,297)	(2,112,397)
OTHER INCOME (EXPENSE):
Other income	(360)	523	3,638	15
Interest income	367	4,810	7,201	24,844
Interest expense:
Discount on notes	(756,788)	—	—	—
Other	(73,598)	(3,116)	(32,949)	(2,100)

	(830,379)	2,217	(22,110)	22,759

NET LOSS	$(2,074,412)	$(1,203,951)	$(2,317,407)	$(2,089,638)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(10.32)	$(6.73)	$(12.64)	$(12.32)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	200,967	178,879	183,324	169,632

See accompanying notes to these consolidated financial statements.

PELION SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
AND FOR THE SIX MONTHS ENDED JUNE 30, 2002 (unaudited)

	Series A Through F Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
BALANCE, January 1, 2000	253,804	$1,455,113	177,286	$103,544	$—	$(628,664)	$929,993
Proceeds from exercise of options	—	—	12,500	17,250	—	—	17,250
Proceeds from exercise of warrants	—	—	1,176	2,000	—	—	2,000
Repurchase of common stock	—	—	(5,554)	(5,667)	—	—	(5,667)
Proceeds from the sale of preferred stock, net of offering costs of $217,478	94,991	1,511,095	—	—	—	—	1,511,095
Attribution of compensation under stock options and warrants:
Employee	—	—	—	59,230	—	—	59,230
Non-employee	—	—	—	112,650	—	—	112,650
Net loss	—	—	—	—	—	(2,089,638)	(2,089,638)

BALANCE, December 31, 2000	348,795	2,966,208	185,408	289,007	—	(2,718,302)	536,913
Fair value of warrants issued for debt discount	—	—	—	—	39,191	—	39,191
Proceeds from exercise of options	—	—	31,909	119,245	—	—	119,245
Common stock surrendered in settlement of loan receivable	—	—	(11,764)	(32,939)	—	—	(32,939)
Repurchase of common stock	—	—	(14,260)	(48,650)	—	—	(48,650)
Proceeds from the sale of preferred stock, net of offering costs of $32,104	93,686	957,397	—	—	—	—	957,397
Attribution of compensation under stock options and warrants:
Employee	—	—	—	105,229	—	—	105,229
Non-employee	—	—	—	91,195	—	—	91,195
Net loss	—	—	—	—	—	(2,317,407)	(2,317,407)

BALANCE, December 31, 2001	442,481	3,923,605	191,293	523,087	39,191	(5,035,709)	(549,826)
Proceeds from exercise of options (unaudited)	—	—	17,700	31,647	—	—	31,647
Proceeds from the sale of preferred stock, net of offering costs of $0 (unaudited)	4,139	49,500	—	—	—	—	49,500
Attribution of compensation under stock options and warrants:
Employee (unaudited)	—	—	—	133,964	—	—	133,964
Non-employee (unaudited)	—	—	—	37,756	—	—	37,756
Discount on convertible notes due to beneficial conversion feature (unaudited)	—	—	—	—	857,421	—	857,421
Net loss (unaudited)	—	—	—	—	—	(2,074,412)	(2,074,412)

BALANCE, June 30, 2002 (unaudited)	446,620	$3,973,105	208,993	$726,454	$896,612	$(7,110,121)	$(1,513,950)

See accompanying notes to these consolidated financial statements.

PELION SYSTEMS, INC.

STATEMENTS OF CASH FLOWS

	For The Six Months Ended June 30,		For The Years Ended December 31,
	2002	2001	2001	2000
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,074,412)	$(1,203,951)	$(2,317,407)	$(2,089,638)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock options granted for compensation and other services	171,720	56,587	196,424	171,880
Depreciation expense	62,285	35,400	89,108	56,023
Amortization of discount on convertible notes	756,788	—	4,355	—
Bad debt expense	—	—	—	20,000
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in:
Trade receivables	(261,619)	(14,891)	(17,542)	(104,535)
Other accounts receivable	(1,969)	97	(1,904)	704
Deferred cost of sales	(56,049)	—	—	—
Prepaid expenses and other	8,037	11,500	3,821	(104,970)
Increase (decrease) in:
Accounts payable and accrued expenses	275,403	78,006	307,592	(5,656)
Deferred revenue	302,545	(24,335)	107,460	27,115

Net cash used in operating activities	(817,271)	(1,061,587)	(1,628,093)	(2,029,077)

CASH FLOWS FROM INVESTING ACTIVITIES:
Software development costs	(32,075)	(21,986)	(141,338)	—
Purchase of property and equipment	(1,240)	(20,993)	(20,993)	(148,738)
Issuance of notes receivable	(25,000)	(12,500)	(12,500)	(41,367)
Payments on notes receivable	—	—	5,000	12,716
Other	—	12,164	16,100	—

Net cash used in investing activities	(58,315)	(43,315)	(153,731)	(177,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(10,400)	(48,650)	(5,667)
Proceeds from exercise of common stock options	31,647	80,995	119,245	19,250
Proceeds from issuance of preferred stock, net	49,500	726,363	957,397	1,511,095
Deferred offering cost	(82,898)	—	—	—
Proceeds from issuance of notes payable	892,436	42,500	482,500	—
Repayment of notes payable	(20,400)	(1,792)	(11,553)	(2,378)

Net cash provided by financing activities	870,285	837,666	1,498,939	1,522,300

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(5,301)	(267,236)	(282,885)	(684,166)
CASH AND EQUIVALENTS, beginning of period	23,871	306,756	306,756	990,922

CASH AND EQUIVALENTS, end of period	$18,570	$39,520	$23,871	$306,756

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash payments for interest	$1,425	$3,115	$16,779	$2,099

Cash payments for taxes	$—	$—	$—	$—

NON-CASH TRANSACTIONS:
Purchase of fixed assets through capital leases	$—	$—	$23,850	$35,584

Payments on Notes receivable through forfeiture of common stock	$—	$—	$32,939	$—

Fair value of warrants issued for debt discount	$—	$—	$39,191	$—

Discount on convertible notes due to beneficial conversion feature	$857,419	$—	$—	$—

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

1.	SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business Operations – Pelion Systems, Inc. (the “Company”) is engaged in the development and marketing of lean flow manufacturing software and related services for manufacturing entities. The Company’s principal products are Collaborative Flow Manufacturing™ software tools.

Use of Estimates – The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The actual results could differ from those estimates.

The Company’s financial statements are based on a number of estimates, including the allowance for doubtful accounts, the selection of estimated useful lives of intangible assets and property and equipment, and realization of long-lived assets. It is reasonably possible that estimates will change in the forthcoming year and such revisions could be material.

Cash Equivalents – The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment – Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

Years
Demonstration equipment	3
Machinery and equipment	3 – 7
Furniture and fixtures	3 – 7

Expenditures for maintenance and repairs which do not materially extend the useful lives of property and equipment are charged to earnings. When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts with the resulting gain or loss reflected in earnings.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

	June 30, 2002	December 31, 2001
	(unaudited)
Property and Equipment:
Computer and office equipment	$189,471	$188,231
Furniture and fixtures	39,885	39,885
Leasehold improvements	25,193	25,193

	254,549	253,309
Less accumulated depreciation and amortization	(188,349)	(132,516)

Property and equipment, net	$66,200	$120,793

Depreciation expense for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000 is $62,285, $35,400, $89,108 and $56,023, respectively. Property and equipment and related accumulated depreciation under capital leases at December 31, 2001 is $35,584 and $8,255, respectively.

Software Development Costs – The Company capitalizes costs of producing software to be sold, leased, or otherwise marketed, incurred subsequent to establishing technological feasibility in accordance with Statement of Financial Accounting Standards No. 86.

Amortization of capitalized software development costs is computed on a product-by-product basis. The annual amortization is the greater of the amount computed using the ratio of current gross revenue for a product to the total of current and anticipated future gross revenue for that product or the straight-line method, not to exceed three years. In addition, management periodically compares the unamortized capitalized costs for each product to the net realizable value of that product. If the unamortized capitalized costs exceed the net realizable value, the excess will be charged to operations.

The total amount of software development costs capitalized for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000 was $32,075, $21,986, $141,338, and $0, respectively.

The total amount charged to expense in the statements of operations for amortization of capitalized software costs was $26,978, $0, $11,778 and $0 for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, respectively, and is included in cost of sales.

Costs incurred in researching, designing and planning for the development of new software are classified as research and development expenses and are charged to operations as incurred.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Revenue Recognition – Revenue from the sale of the Company’s proprietary software is recognized in accordance with SOP 97-2. Under SOP 97-2, for software sales agreements requiring multiple deliverables from the Company, revenue is allocated to each deliverable, including post contract support, based on vendor specific objective evidence (VSOE) of fair value. The allocated revenue from the sale of the Company’s software is then recognized when a persuasive evidence of an arrangement exists, the sales price is fixed or determinable, the software is delivered and installed, the Company has substantially performed all material obligations relating to the sale agreement and collectibility is deemed probable by management. The allocated revenue from post contract support is recognized ratably over the contractual period or as the services are performed.

As the Company has not established VSOE of fair value for the multiple deliverables (including future delivery of specified software modules, post contract support and unspecified future enhancements) under its software sales agreements, revenue is being deferred until all modules of the software have been delivered and installed. As of June 30, 2002 and December 31, 2001, the Company has deferred revenues of $437,120 and $134,575, respectively. Upon final delivery and installation of the software modules, all of the revenue from the sales agreements will be recognized ratably over the contractual term of the post contract support unless VSOE is established prior to the completion of that term, in which case the revenue allocated to the software will be recognized at that time. Costs related to deferred revenue are capitalized as deferred cost of sales, and will be recognized as expense as the corresponding revenues are recognized.

Consulting and service revenues are recognized as services are performed.

Impairment of Long-Lived Assets – Management of the Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If the net carrying value exceeds the net cash flows, then impairment will be recognized to reduce the carrying value to the estimated fair value.

Research and Development – Research and development costs are charged to operations in the period incurred.

Advertising – The Company expenses advertising costs as incurred. There were no advertising costs charged to operations for the years ended December 31, 2001 and 2000, respectively.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Earnings Per Share – Net loss per common share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaces the presentation of primary and fully diluted earnings per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS No. 128, basic EPS excludes dilution for potential common shares and is computed by dividing the net income or loss by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. As of December 31, 2001 and 2000, the Company had options, warrants, convertible debt and preferred stock equivalent to 781,666 and 506,768 shares of common stock, respectively, which represents the Company’s potential dilutive securities. All potential dilutive securities are antidilutive as a result of the Company’s net loss for the years ended December 31, 2001 and 2000. Accordingly, basic and diluted EPS are the same for each year.

Income Taxes – The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Stock-Based Compensation – The Company accounts for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company’s common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock.

In October 1995, the Financial Accounting Standards Board issued a new statement titled Accounting for Stock-Based Compensation (SFAS No. 123). SFAS No. 123 requires that options, warrants, and similar instruments which are granted to non-employees for goods and services be recorded at fair value on the grant date. Fair value is generally determined under an option pricing model using the criteria set forth in SFAS No. 123. The Company did not adopt SFAS No. 123 to account for stock-based compensation for employees but is subject to the pro forma disclosure requirements.

Interim Financial Information – The accompanying interim financial information as of June 30, 2002 and for the periods ended June 30, 2002 and 2001 has been taken from the Company’s books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to properly reflect the financial position and results of operations of the Company for the periods presented.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Impact of Recently Issued Accounting Pronouncements – In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for under the purchase method. For all business combinations for which the date of acquisition is after June 30, 2001, SFAS 141 also establishes specific criteria for the recognition of intangible assets separately from goodwill and requires unallocated negative goodwill to be written off immediately as an extraordinary gain, rather than deferred and amortized. SFAS 142 changes the accounting for goodwill and other intangible assets after an acquisition. The most significant changes made by SFAS 142 are: 1) goodwill and intangible assets with indefinite lives will no longer be amortized; 2) goodwill and intangible assets with indefinite lives must be tested for impairment at least annually; and 3) the amortization period for intangible assets with finite lives will no longer be limited to forty years. The Company does not believe that the adoption of these statements will have a material effect on its financial position, results of operations, or cash flows.

In June 2001, the FASB also approved for issuance SFAS 143 “Asset Retirement Obligations.” SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that an asset retirement cost should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. The Company will adopt the statement effective no later than January 1, 2003, as required. The transition adjustment resulting from the adoption of SFAS 143 will be reported as a cumulative effect of a change in accounting principle. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

In October 2001, the FASB also approved SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 replaces SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The new accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. Statement 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Statement 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of Statement 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

In April 2002, the FASB also approved SFAS 145, Rescission of FASB No. 4, 44 and 64, Amendment of FASB 13, and Technical Corrections. This statement clarifies, updates and simplifies existing accounting pronouncements related to gain and losses on extinguishments of debt and lease modifications, among other items. The Company does not believe that the adoption of this statement will have a material effect on its financial position, results of operations or cash flow.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

2.	Liquidity:

For the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, the Company had net losses of $2,074,412, $1,203,951, $2,317,408 and $2,089,638, respectively. Revenues through December 31, 2001, were from sales of lean manufacturing consulting and educational services. During fiscal 2001, the Company began shipping software to its customers and as a result, has recorded deferred revenue of $437,120 and $134,575 as of June 30, 2002 and December 31, 2001, respectively. The Company funded its prior operations and development of software primarily through the sale of convertible preferred stock and debt. The Company’s future viability depends on successfully raising additional debt and equity capital and ultimately generating revenue from the sale of its software and achieving profitable operations. The Company is currently in the process of raising a minimum of $522,500 through an initial public offering. If the Company is successful in completing a public offering of a minimum of $500,000 by December 31, 2002, then all outstanding preferred stock held and convertible debt, along with related accrued interest, will automatically convert into common stock of the Company. There can be no assurances that any of these initiatives will be successful or provide adequate liquidity for the Company. However, if the Company is unsuccessful in these matters, it will affect the Company’s ability to continue operations as a going concern. The financial statements do not include adjustments that might result from the outcome of these uncertainties.

3.	Notes Payable And Convertible Debentures

At June 30, 2002 and December 31, 2001, long-term debt consists of the following:

	June 30, 2002	December 31, 2001
	(unaudited)
2001 convertible notes payable ($482,500, less unamortized discount of $5,484 and $34,836, respectively):	$477,016	$447,664
Interest at 15%; due on March 22, 2003. The notes are automatically convertible into shares of the Company’s common stock at an effective conversion rate of $11.90 per share if the Company completes an initial public offering of the Company’s securities in which the gross proceeds are at least $500,000 by December 31, 2002; or the notes are convertible at the option of the holders into shares of the Company’s Series E-2 preferred stock at a conversion price of $11.90 per share after December 31, 2002. The notes were issued with warrants that currently allow the holders to purchase 10,136 shares of Series E-2 preferred stock at an exercise price of $11.90. Each share of Series E-2 preferred stock is convertible into one share of common stock. The warrants were valued at $39,191, which was recorded as a discount to the notes payable and is being amortized over the life of the notes. During the six months ended June 30, 2002 and the year ended December 31, 2001, the Company recorded $29,352 and $4,355 of interest expense related to the amortization of the discount on these notes. The remaining unamortized discount of $5,484 will be amortized through March 22, 2003.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)
	June 30, 2002	December 31, 2001
	(unaudited)
The underlying preferred stock and warrants associated with these debentures have a price protection feature, such that if the Company issues any preferred stock at a price (the “Price”) less than $11.90, then the conversion price of the underlying Series E-2 preferred stock and the warrant exercise price will be adjusted pro-rata. As a result, if the 2002 convertible notes are ultimately converted to preferred stock, then the conversion price and warrant exercise price will be adjusted to $2.975. Subsequent to December 31, 2001, 10,136 warrants, representing all outstanding warrants, were forfeited for the right to purchase 2002 convertible notes payable (see below)

2002 convertible notes payable ($857,421, less unamortized discount of $129,971 and $0, respectively):	727,450	—

Interest at 15%; due on March 22, 2003. The notes are automatically convertible into shares of the Company’s common stock at a conversion rate of $2.975 per share if the Company completes an initial public offering of the Company’s securities in which the gross proceeds are at least $500,000 by December 31, 2002. The notes are convertible at the option of the holders into shares of the Company’s Series F preferred stock at a conversion price of $2.975 per share after December 31, 2002. Each share of the Series F preferred stock is convertible into one share of common stock. The notes contain a beneficial conversion feature, which was originally recorded as a discount to the notes payable in the amount of $857,421 and is being amortized over the life of the notes. During the six months ended June 30, 2002, the Company recorded $727,435 of interest expense related to the amortization of the discount on these notes. The remaining unamortized discount of $129,971 will be amortized through March 22, 2003.

Note payable, related party. Payable on demand, interest at 15%.	35,000	—

Capital leases payable, interest ranging from 11.42% to 27.46%, due September 2001, collateralized by equipment, payable in monthly installments aggregating $1,661.	25,104	45,503

Total notes payable	1,264,570	493,167
Less current maturities	(1,245,346)	(453,187)

Notes payable, less current maturities	$19,224	$39,980

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

As of December 31, 2001, aggregate maturities of convertible debt, notes payable and capital leases are as follows:

Year Ending December 31,
2002	$488,023
2003	22,448
2004	8,705
2005	8,827

Total payments	528,003
Less discount	(34,836)

Balance	$493,167

4.	STOCKHOLDERS’ EQUITY:

Stock Split – In June 2002, the Company declared a 1 for 17 reverse stock split. Accordingly, all common stock and common stock equivalents reflected in the financial statements and accompanying notes reflect the effect of the reverse split.

Preferred Stock – The Board of Directors has authority to divide the class of the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series as permitted by the Company’s Articles of Incorporation at the time of designation. The Board of Directors has authorized the issuance of Series A through Series E-2 preferred stock, and is obligated under the 2001 and 2002 convertible promissory notes to designate Series F preferred stock at the time it has sufficient capital stock. All currently issued preferred stock have no stated dividend rate, and holders of the preferred stock are only entitled to receive dividends when declared by the Board of Directors.

In 1998, 1999, and 2000, the Company issued 359,324 shares of newly designated Series A through D preferred stock (“Series A-D Preferred”). Holders of Series A-D Preferred are entitled to receive dividends when and as declared by the board of directors, in preference to holders of common stock. Each share of the Series A-D Preferred is initially convertible, at the option of the shareholder, into one share of common stock subject to adjustments for certain events, including stock splits, stock dividends or other similar transactions. In conjunction with the sale of the Series C and D preferred stock, warrants for the purchase of 15,882 and 10,631 shares of preferred stock, respectively, were issued to the underwriters. The warrants for the Series C preferred stock and Series D preferred stock have an exercise price of $8.50 and $21.25, respectively, and expire in 2004 and 2005, respectively. In 2002, 4,882 and 8,935 of the warrants for the Series C preferred stock and Series D preferred stock, respectively, were forfeited for the right to purchase 2002 convertible notes payable (see Note 3). As a result, 11,000 and 1,696 warrants for the Series C preferred stock and Series D preferred stock, respectively, remained outstanding at June 30, 2002. On June 18, 2002, the Company’s Articles of Incorporation were amended by a vote of the shareholders such that each share of Series A-D Preferred is automatically converted into common stock upon the closing of an initial public offering of the Company’s securities in which the gross proceeds are at least $500,000. Each share of Series A-D Preferred may participate in all shareholder votes on an “as-if” converted basis. The Series A-D preferred stock is not mandatorily redeemable by the shareholders.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

In 2001 and 2002, the Company issued 87,296 shares (83,157 and 4,139, respectively) of newly designated Series E preferred stock (“Series E Preferred”) for $1,039,000 or $11.90 per share. In conjunction with the sale of the 2001 Convertible Notes, the Company approved the issuance of designated Series E-2 preferred stock (“Series E-2 Preferred”). As of June 30, 2002, no shares Series E-2 preferred stock have been issued. Holders of Series E Preferred and Series E-2 Preferred are entitled to receive dividends when and as declared by the board of directors, in preference to holders of common stock. Each share of the Series E Preferred and Series E-2 Preferred is initially convertible, at the option of the shareholder, into one share of common stock subject to adjustments for certain events, including stock splits, stock dividends or other similar transactions. The Series E Preferred was issued with warrants (the “Warrants”) that allow the holders to purchase an additional 79,684 (77,625 in 2001 and 2,059 in 2002) shares of Series E Preferred at an exercise price of $11.90 per share. The Series E Preferred, the Series E-2 Preferred and the warrants have a price protection feature, such that if the Company sells common stock or securities exercisable on convertible into common stock at a price (the Price) less than $11.90 per share, then the conversion price of the Series E Preferred, the Series E-2 Preferred and the Warrant exercise price will be adjusted pro-rata. However, the price protection feature related to Series E Preferred and Series E-2 Preferred will not be triggered by the initial public offering (see Note 8), the issuance of the 2002 convertible notes or the automatic conversion of the notes in the initial public offering. If the holders of the 2002 Convertible Notes convert these notes to Series F preferred stock after December 31, 2002, then the conversion price of the Series E Preferred and Series E-2 Preferred and the exercise price of the warrants would be adjusted to $2.975. Each share of Series E will automatically convert to one share of common stock if the Company completes a public offering of at least $500,000 by December 31, 2002. During the six months ended June 30, 2002, 76,839 of the warrants were forfeited for the right to purchase 2002 convertible notes payable (see Note 3), leaving 2,845 warrants outstanding (related to the Series E Preferred share issuance) at June 30, 2002. Each share of Series E Preferred and Series E-2 Preferred may participate in all shareholder votes on an “as-if” converted basis. The Series E Preferred and Series E-2 Preferred are not mandatorily redeemable by the shareholders.

The following table summarizes the issuances of Series A through Series E preferred stock:

Series	Price Per Share	Proceeds	Number of Preferred Shares and Equivalent Shares of Common Stock*
Series A preferred stock	$2.55	$71,195	27,915
Series B preferred stock	4.76	705,676	148,226
Series C preferred stock	8.50	955,000	112,331
Series D preferred stock	21.25	1,506,073	70,852
Series E preferred stock	11.90	1,039,000	87,296

		$4,276,944	446,620

(*)	Assumes automatic conversion as a result of a public offering of at least $500,000 by December 31, 2002.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Holders of the Company’s 2002 convertible promissory notes will be able to convert the notes into shares of Series F preferred stock at a conversion price of $2.975 after December 31, 2002 (the “Original Value”). Series F Preferred will be entitled to receive dividends when and as declared by the board of directors, in preference to holders of common stock. Each share of the Series F Preferred will be initially convertible, at the option of the shareholder, into one share of common stock subject to adjustments for certain events, including stock splits, stock dividends or other similar transactions, and if the Company issues securities at a price less than the Original Value. Each share of Series F Preferred will participate in all shareholder votes on an “as-if” converted basis. The Series F preferred stock will not be mandatorily redeemable by the shareholders.

Stock Option Plan – The Company has a 1998 Stock Option Plan (the Plan) under which incentive and non-qualified stock options may be granted to officers, directors, employees, and consultants. Incentive stock options are required to have an exercise price which is not less than the fair market value of the stock at the date of grant. Under the plan which was approved by stockholders on December 9, 1998, an aggregate of 176,471 shares were reserved for issuance pursuant to the terms of the plan and subsequently amended to 329,412 on June 18, 2002. The maximum term is 10 years for options granted under the plan. Activity in the Plan for the years ended December 31, 2001 and 2000 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding, January 1, 2000	88,050	$1.02
Granted	61,206	4.40
Exercised	(12,500)	1.38
Canceled	(25,531)	1.53

Outstanding, December 31, 2000	111,225	2.72
Granted	130,657	2.08
Exercised	(31,909)	3.74
Canceled	(29,415)	3.35

Outstanding, December 31, 2001	180,558	1.97
Granted	31,287	2.98
Exercised	(17,700)	1.79
Canceled	(3,061)	4.48

Outstanding, June 30, 2002	191,084	$2.11

As of June 30, 2002, options available for future grant under the Plan is approximately 20,400.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

As of December 31, 2001, a total of 82,277 options with a weighted average exercise price of $1.73 under the Plan are vested. If not previously exercised, options outstanding at December 31, 2001, will expire as follows:

Year Ending December 31,	Number of Shares	Weighted Average Exercise Price
2004	14,723	$1.02
2005	55,618	2.31
2006	110,217	1.93

	180,558	$1.97

During the years ended December 31, 2001 and 2000, the Company recognized compensation expense of $196,423 and $171,880, respectively, related to stock options.

Warrants – The Company has also granted warrants to consultants, underwriters, and convertible debt and preferred stock holders. Most of the warrants are for the purchase of preferred stock, which in turn are convertible into common stock. The following table reflects the expected ultimate conversion into common stock:

	Warrants Exercisable Into Shares of Preferred Stock*	Weighted Average Exercise Price	Equivalent Number of Shares of Common Stock	Weighted Average Exercise or Conversion Price Per Common Share
Outstanding, January 1, 2000	—	$—	7,940	$3.15
Granted	26,513	13.60	29,455	13.95
Canceled	—	—	—	—
Exercised	—	—	(1,176)	1.70

Outstanding, December 31, 2000	26,513	13.60	36,219	11.98
Granted	87,763	11.90	87,763	11.90
Canceled	—	—	(5,882)	3.40
Exercised	—	—	—	—
Expired	—	—	—	—

Outstanding, December 31, 2001	114,276	12.30	118,100	$12.35
Granted	2,059	11.90	2,059	11.90
Canceled	(100,793)	12.56	(104,416)	12.61
Exercised	—	—	—	—
Expired	—	—	—	—

Outstanding, June 30, 2002	15,542	$10.51	15,743	$12.51

*	Underlying preferred shares are convertible to common stock.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

If not previously exercised, warrants expire as follows:

Year Ending December 31,	Preferred Stock and Equivalent Number of Common Shares	Weighted Average Exercise Price
2002	882	$3.40
2003	2,941	17.00
2004	101,103	11.37
2005	13,174	19.45

	118,100	$12.35

At December 31, 2001, all warrants are vested.

The fair value of warrants and options granted to non-employees in 2001 and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected volatility	100%
Risk-free interest rate	6.63% – 4.49%
Expected dividends	0.0%
Expected terms (in years)	1 to 3

Pro Forma Stock-Based Compensation Disclosures – The Company applies APB Opinion 25 and related interpretations in accounting for stock options which are granted to employees. Accordingly, compensation cost is recognized only for grants of options to employees if the exercise prices were less than the market value of the Company’s common stock on the measurement dates. Had compensation cost been determined based on the fair value at the measurement dates consistent with the method of SFAS No. 123, the Company’s net loss and loss per share would have been changed to the pro forma amounts indicated below.

	Years Ended December 31,
	2001	2000
Net loss:
As reported	$2,317,407	$2,089,638
Pro forma	2,422,636	2,148,868
Net loss per common share:
As reported	$(12.64)	$(12.32)
Pro forma	(13.22)	(12.67)

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

For purposes of the above pro forma amounts, the weighted average fair value of options granted to employees for the years ended December 31, 2001 and 2000 was $4.08 and $5.61, respectively. The fair value of each employee option granted in 2001 and 2000 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Expected volatility	100%
Risk-free interest rate	4.39 – 4.96%
Expected dividends	0%
Expected terms (in years)	1-3

5.    Income Taxes:

The Company’s actual effective tax rate differs from U.S. Federal corporate income tax rate of 34% as follows for the fiscal years ended:

	December 31,
	2001	2000
Statutory rate	(34.0)%	(34.0)%
State income taxes, net of Federal income tax benefit	(3.3)%	(3.3)%
Increase (reduction) in valuation allowance related to of net operating loss carryforwards and change in temporary differences	37.3%	37.3%

	0%	0%

The amounts that give rise to the net deferred tax asset at December 31, 2001, are as follows:

Net operating loss carryforwards	$1,633,000
Compensation expense related to stock options	97,000
Other	56,000

Total Deferred Tax Assets	1,786,000
Valuation Allowance	(1,786,000)

$—

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Management has determined that a valuation allowance equal to the deferred tax assets is required since it is more likely than not that the benefits of these assets will not be realized. The valuation allowance increased by approximately $811,000 and $748,000 during the years ended December 31, 2001 and 2000, respectively.

At December 31, 2001, the Company has approximately $4,400,000 of net operating loss carryforwards, which expire in varying amounts from 2019 through 2021. Usage of the net operating loss carryforwards may be limited by Section 382 of the Internal Revenue Code.

6.	RELATED PARTIES:

The Company has management consulting agreements with several of its directors. During the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001 and 2000, the Company paid these directors $26,000, $22,000, $55,000 and $78,000, respectively, for these consulting services. Also during the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001 and 2000, the Company granted 2,647, 0, 6,040, and 0 options to these directors, valued at $0, $0, $18,480 and $0, respectively, for their services. The Company is currently paying two directors $2,500 per month each for consulting services.

7.	COMMITMENTS AND CONTINGENCIES:

Operating Leases—The Company conducts its operations from leased facilities. The terms of the facilities leases require the Company to pay all maintenance, utilities, property taxes and insurance. Rent expense has been recorded on a straight-line basis over the life of the lease. Following is a schedule of future minimum commitments under operating leases having an initial or remaining term of more than one year.

Years Ending December 31,
2002	$152,400
2003	146,393
2004	148,400
2005	63,577

$510,770

Total rent expense was $142,304 and $112,692 for the years ended December 31, 2001 and 2000, respectively.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

Contingencies – The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract incidental to the operations of its business. Currently, the only contingency that the Company is aware of involves a breach of contract suit filed by a vendor of the Company seeking damages of approximately $60,000, plus attorney’s fees and court costs. The Company has filed a counterclaim against the vendor seeking damages of $80,000, plus attorney’s fees and court costs. The Company denies any breach of contract and plans to vigorously defend itself against the vendor’s suit. No estimate of the likelihood of unfavorable outcome or range of potential loss is available, and therefore, no loss has been accrued.

8.	SUBSEQUENT EVENTS:

The Company entered into a letter of intent and underwriting agreement to sell 200,000 units at $6.00 per unit for gross proceeds of $1,200,000 in an initial public offering. Each unit will consist of one share of common stock and one common stock purchase warrant. The warrants will allow the holder to purchase one share of common stock at an exercise price of $8.00 for a period of five years after the date of the offering. The Company may redeem some or all of the outstanding warrants on 45 days prior written notice at a redemption price of $.25 per warrant, provided that the closing high bid price of the Company’s common stock has been at least $12.00 for 20 consecutive trading days and if the Company’s common stock is then quoted on the Nasdaq Stock Market or is listed on the New York Stock Exchange or American Stock Exchange. As part of the underwriting agreement, the Company granted the underwriter the option to purchase up to 15% of the total number of units underwritten under the agreement on the same terms as the public offering, but solely for the purpose of covering over-allotments in the offering. Thus, the maximum number of units resulting from this offering is 230,000. If the initial public offering is completed by December 31, 2002, for a minimum of $500,000, then the following table represents the common stock, the convertible debt and preferred stock and interest accrued on the convertible debt through October 1, 2002 that will automatically convert to common stock upon completion of the initial public offering.

PELION SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS
(Information subsequent to December 31, 2001 is unaudited.)

	Common Stock and Common Stock Equivalents	$ Amount Converted to Common Stock
Common stock outstanding at June 30, 2002	208,993	$	N/A
Common stock issued from July 1, 2002 to October 1, 2002	33,606		N/A
Series A through E preferred stock, net of offering costs	446,620		3,973,105
2001 convertible notes	40,546		482,500
2002 convertible notes	288,208		857,421
Accrued interest*	26,647		131,776

	1,044,620		$5,444,802

*	The accrued interest calculated through October 1, 2002 related to the 2001 and 2002 convertible note will also automatically convert to common stock and has been included in the above table.

On September 27, 2002 the Company approved the issuance of additional notes payable up to an aggregate amount of $275,000, together with warrants to purchase an aggregate of 11,649 shares of the Company’s common stock at a purchase price of $5.90 per share and expiring after three years. The notes will be due and payable on November 1, 2003, will bear interest at the rate of 6% per annum payable monthly, and will be collateralized by all of the assets of the Company.
Also on September 27, 2002, the Company entered into the following agreements to be effective on July 1, 2002 in order to improve the Company’s liquidity position:

1.
The Company and two of its directors agreed to eliminate monthly compensation for consulting services in the aggregate amount of $5,000 per month to be replaced with a collections performance-based bonus program. Furthermore, two officers have agreed to reduce their monthly compensation from $7,500 to $5,000 each in consideration for a collection based performance program. The maximum amounts paid under the bonus program would average $15,000 and $25,000 per quarter for each of the directors and officers, respectively.

2.
The Company and the directors have agreed to utilize $5,268 of amounts owed to the directors for the exercise of outstanding directors’ options for the purchase of 3,099 shares of the Company’s common stock and to issue notes totaling $46,232 to the directors for the remaining amounts due the directors as of June 30, 2002.

3.
The Company and two of its officers have agreed to utilize $59,307 of accrued officers’ salary for the exercise of outstanding officer options for the purchase of 27,683 shares of Company common stock. As a result of the transaction, the Company will be required to remit approximately $16,784 in related payroll withholding and employer payroll taxes.

4.
The Company and one of its officers agreed to extend a $35,000 note payable due to officer (see Note 3) from being payable on demand to November 1, 2003. The parties also agreed that the note will cease to accrue interest after June 30, 2002.

5.	An employee and former Chairman/CEO of the Company has agreed to forgive approximately $38,000 in accrued compensation.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document.

Until [25 days from the date of this prospectus], all dealers effecting transactions in the common stock or warrants, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

200,000 units

PELION SYSTEMS, INC.

Each unit consists of one share of
common stock
and
one redeemable common stock
purchase warrant

PROSPECTUS

KASHNER DAVIDSON SECURITIES CORPORATION

BATHGATE CAPITAL PARTNERS LLC

                                , 2002

PART II
INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 24.    Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

7-109-101.    Definitions. As used in this article:

(1)
“Corporation” includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(2)
“Director” means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(3)	“Expenses” includes counsel fees.

(4)
“Liability” means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

(5)
“Official capacity” means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. “Official capacity” does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

(6)	“Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7)	“Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

7-109-102.    Authority to indemnify directors.

(1)
Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

(a)	The person conducted himself or herself in good faith; and

(b)	The person reasonable believed:

(I)	In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and

(II)	In all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

(c)	In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

(2)
A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

(3)
The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)	A corporation may not indemnify a director under this section:

(a)	In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b)
In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

(5)	Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

7-109-103.    Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

7-109-104.    Advance of expenses to directors.

(1)	A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a)	The director furnishes to the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct described in section 7-109-102;

(b)
The director furnishes to the corporation a written undertaking, executed personally or on the director’s behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

(c)	A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

(2)
The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

(3)	Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

7-109-105.    Court-ordered indemnification of directors.

(1)
Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(a)
If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification.

(b)
If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

7-109-106.    Determination and authorization of indemnification of directors.

(1)
A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

(2)	The determinations required by subsection (1) of this section shall be made:

(a)
By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

(b)
If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

(3)
If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

(a)
By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

(b)	By the shareholders.

(4)
Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

7-109-107.    Indemnification of officers, employees, fiduciaries, and agents.

(1)	Unless otherwise provided in the articles of incorporation:

(a)
An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

(b)	A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(c)
A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

7-109-108.    Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

7-109-109.    Limitation of indemnification of directors.

(1)
A provision treating a corporation’s indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2)
Sections 7-109-101 to 7-109-108 do not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

7-109-110.    Notice to shareholder of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

b.
Article VI of the Registrant’s Bylaws provide that the corporation shall indemnify each director and officer, and may indemnify any employee or agent of the corporation, and heirs, executors and administrators, against expenses reasonably incurred or any amounts paid in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

c.	Article IX of the Registrant’s Articles of Incorporation provides, in part:

“There shall be no personal liability, either direct or indirect, of any director of the Corporation to the Corporation or to its shareholders for monetary damages for any breach or breaches of fiduciary duty as a director.”

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth our various expenses in connection with the sale and distribution of the common stock and warrants being registered.

Securities and Exchange Commission fee	$685.56
NASD filing fee	1,019.42
Printing and Edgar expenses*	20,000.00
Accounting fees and expenses*	25,000.00
Legal fees and expenses*	80,000.00
Blue sky fees and expenses*	15,000.00
Transfer agent expenses*	2,500.00
Miscellaneous*	5,795.02

TOTAL	$150,000.00

*	Estimated amount.

Item 26.    Recent Sales of Unregistered Securities

During the past three years the Registrant has sold the following securities pursuant to exemptions from registration under the Securities Act of 1933, as amended:

1.    In May 1999, the Registrant issued a warrant to purchase 2,942 shares of common stock at an exercise price of $17 per share to its landlord, as partial consideration for its office space lease.

2.    Between July 1999 and November 2001, the Registrant issued an aggregate of 79,702 shares of common stock to 13 investors upon the exercise of common stock purchase warrants and options, for an aggregate purchase price of $166,473.

3.    Between July 1999 and October 1999, the Registrant issued an aggregate of 119,090 shares of series B preferred stock to 37 investors, for an aggregate purchase price of $566,961.

4.    Between December 1999 and September 2001, the Registrant issued an aggregate of 112,331 shares of series C preferred stock to 37 investors, for an aggregate purchase price of $955,000, and issued a warrant to purchase 15,882 shares of series C preferred stock, at an exercise price of $8.50 per share, to Bathgate McColley Capital Group, LLC, a licensed broker-dealer as a commission. The Registrant also paid a cash commission of $90,000 and a non-accountable expense allowance of $27,000 to such broker-dealer.

5.    Between July 2000 and September 2000, the Registrant issued an aggregate of 70,852 shares of series D preferred stock to 45 investors, for an aggregate purchase price of $1,506,073, and issued a warrant to purchase 10,631 shares of series D preferred stock, at an exercise price of $21.25 per share, to Bathgate McColley Capital Group, LLC, a licensed broker-dealer as a commission. The Registrant also paid a cash commission of $100,241.15 and a non-accountable expense allowance of $39,182.19 to such broker-dealer.

6.    Between September 2000 and February 2001, the Registrant issued an aggregate of 11,152 shares of series A preferred stock to three investors, for an aggregate purchase price of $28,445.

7.    Between March 2001 and February 2002, the Registrant issued an aggregate of 87,296 shares of series E preferred stock, together with warrants to purchase an aggregate of 79,684 shares of series E preferred stock at an exercise price of $11.90 per share, to 21 investors, for an aggregate purchase price of $1,039,000.

8.    Between August 2001 and December 2001, the Registrant issued convertible promissory notes in the an aggregate principal amount of $482,500 to eight investors, together with warrants to purchase an aggregate of 10,137 shares of series E-2 preferred stock at an exercise price of $11.90 per share.

9.    Between March 2002 and May 2002, the Registrant issued convertible promissory notes in the an aggregate principal amount of $857,421 to 36 investors. As partial consideration for the convertible promissory notes, the investors surrendered warrants to purchase: (i) an aggregate of 2,942 shares of common stock; (ii) an aggregate of 4,883 shares of series C preferred stock; (iii) an aggregate of 8,936 shares of series D preferred stock; (iv) an aggregate of 76,839 shares of series E preferred stock; and (v) an aggregate of 10,137 shares of series E-2 preferred stock.

10.    In September 2002, the Registrant issued 2,824 shares of its common stock to an executive recruiting firm, as partial consideration for payment for services rendered.

11.    In September 2002, four individuals exercised stock options for an aggregate of 30,782 shares of common stock. The aggregate purchase price was $52,330.

12.    In September and October 2002, the Registrant issued promissory notes in the an aggregate principal amount of $275,000 to 10 investors, six who are directors of the registrant, two who are executive officers, one who is a 5% shareholder and one who is a named key employee in the registration statement. As partial consideration for the purchase of the notes, the purchasers received three-year warrants to purchase an aggregate of 11,649 shares of common stock at an exercise price of $5.90 per share.

The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. Each preferred stock investor received a subscription agreement, which contained certain risk factors. Bridge loan investors represented that they are accredited investors in the note purchase agreement. All investors also received a capitalization table, as well as the most recent business plans, to the extent available. Investors were also provided the opportunity to meet with Pelion management. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from such registration requirements. The Registrant has placed stop transfer instructions with its transfer agent with respect to all such securities. No underwriting commissions or discounts were paid with respect to the sales of the unregistered securities described above. The securities described above were issued or sold pursuant to provisions of the Registrant’s Articles of Incorporation and were exempted from registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) as transactions by the issuer not involving a public offering and Regulation D. The Registrant believes that no more than four non-accredited investors purchased such securities.

Item 27.    Exhibits

Exhibit Number	Description

1.1	Revised Draft of Underwriting Agreement

1.2	Draft of Master Selected Dealer Agreement (2)

1.3	[no longer applicable]

1.4	Form of Underwriter’s Option Agreement for Units (with form of option attached)

1.5	Form of Agreement Restricting Sale of Stock

1.6	Draft of Consulting Agreement between Pelion Systems, Inc. and Kashner Davidson Securities Corporation

3.1	Amended and Restated Articles of Incorporation of Pelion Systems, Inc. (1)

3.2	Amended Bylaws of Pelion Systems, Inc. (1)

4.1	Specimen Stock Certificate

4.2	Specimen Redeemable Common Stock Purchase Warrant (included in Exhibit 4.3)

4.3	Draft of Warrant Agreement between Pelion Systems, Inc. and Corporate Stock Transfer (2)

4.4	Specimen Unit Certificate

5.1	Opinion of Counsel

10.1	Amended and Restated 1998 Stock Option Plan (1)

10.2	Lease Agreement between Pelion Systems, Inc. and 1455 Dixon, LLC (1)

10.3	Charter Customer Agreement between Pelion Systems, Inc. and Colorado MEDtech, Inc. (2)

10.4	Charter Customer Agreement between Pelion Systems, Inc. and Nissan Forklift (2)

10.5	Board and Consulting Agreement between Rob Geller and The ICOM Group, Inc. (2)

10.6	Letter Agreement between Pelion Systems, Inc. and Dave Garwood (including Services Agreement) (2)

10.7	Form of Channel Partner Agreement

10.8	Waiver Agreement between Pelion Systems, Inc. and Arthur K. Stone, III

10.9	Agreement between Pelion Systems, Inc. and Thomas Plunkett

10.10	Agreement between Pelion Systems, Inc. and David Gleditsch

10.11	Agreement between Pelion Systems, Inc. and Robert M. Geller

10.12	Agreement between Pelion Systems, Inc. and Dean Leffingwell

10.13	Agreement between Pelion Systems, Inc. and Bob R. Perry

23.1	Consent of Hein + Associates LLP

23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in Signature Page) (1)

*	To be filed by amendment.
(1)	Filed with the original Registration Statement on SB-2, filed June 11, 2002, Commission File No. 333-90274.
(2)	Filed with Amendment No.1 to the Registration Statement on SB-2, filed June 11, 2002, Commission File No. 333-90274.

Item 28.    Undertakings

The undersigned Registrant hereby undertakes:

1.    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a.    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c.    Include any additional or changed material information on the plan of distribution.

2.    That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form SB-2 and authorized this amendment to the Registration Statement to be signed on its behalf by the undersigned in the City of Lafayette, State of Colorado, on October 4, 2002.

PELION SYSTEMS, INC.

By:	/s/ Thomas Plunkett
Thomas Plunkett, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below on the 4th day of October, 2002, by the following persons in the capacities indicated:

Signature	Position

/s/ THOMAS PLUNKETT Thomas Plunkett	Director, Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer

/s/ DEAN A. LEFFINGWELL Dean A. Leffingwell	Director

/s/ ROBERT M. GELLER Robert M. Geller	Director

/s/ R. DAVID GARWOOD BY THOMAS PLUNKETT ATTORNEY-IN-FACT R. David Garwood	Director

/s/ BOB R. PERRY BY THOMAS PLUNKETT ATTORNEY-IN-FACT Bob R. Perry	Director

John Micek, III	Director

Pelion Systems, Inc.
Index to Exhibits

Exhibit Number	Description

1.1	Revised Draft of Underwriting Agreement

1.2	Draft of Master Selected Dealer Agreement (2)

1.3	[no longer applicable]

1.4	Form of Underwriter’s Option Agreement for Units (with form of option attached)

1.5	Form of Agreement Restricting Sale of Stock

1.6	Draft of Consulting Agreement between Pelion Systems, Inc. and Kashner Davidson Securities Corporation

3.1	Amended and Restated Articles of Incorporation of Pelion Systems, Inc. (1)

3.2	Amended Bylaws of Pelion Systems, Inc. (1)

4.1	Specimen Stock Certificate

4.2	Specimen Redeemable Common Stock Purchase Warrant (included in Exhibit 4.3)

4.3	Draft of Warrant Agreement between Pelion Systems, Inc. and Corporate Stock Transfer (2)

4.4	Specimen Unit Certificate

5.1	Opinion of Counsel

10.1	Amended and Restated 1998 Stock Option Plan (1)

10.2	Lease Agreement between Pelion Systems, Inc. and 1455 Dixon, LLC (1)

10.3	Charter Customer Agreement between Pelion Systems, Inc. and Colorado MEDtech, Inc. (2)

10.4	Charter Customer Agreement between Pelion Systems, Inc. and Nissan Forklift (2)

10.5	Board and Consulting Agreement between Rob Geller and The ICOM Group, Inc. (2)

10.6	Letter Agreement between Pelion Systems, Inc. and Dave Garwood (including Services Agreement) (2)

10.7	Form of Channel Partner Agreement

10.8	Waiver Agreement between Pelion Systems, Inc. and Arthur K. Stone, III

10.9	Agreement between Pelion Systems, Inc. and Thomas Plunkett

10.10	Agreement between Pelion Systems, Inc. and David Gleditsch

10.11	Agreement between Pelion Systems, Inc. and Robert M. Geller

10.12	Agreement between Pelion Systems, Inc. and Dean Leffingwell

10.13	Agreement between Pelion Systems, Inc. and Bob R. Perry

23.1	Consent of Hein + Associates LLP

23.2	Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in Signature Page) (1)

*	To be filed by amendment.
(1)	Filed with the original Registration Statement on SB-2, filed June 11, 2002, Commission File No. 333-90274.
(2)	Filed with Amendment No.1 to the Registration Statement on SB-2, filed June 11, 2002, Commission File No. 333-90274.